Exhibit 10.1

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                    BIODELIVERY SCIENCES INTERNATIONAL, INC.

                             ARIUS ACQUISITION CORP.

                                       AND

                           ARIUS PHARMACEUTICALS, INC.

                                  MARK A. SIRGO

                                       AND

                                 ANDREW L. FINN


                                 August 10, 2004


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
                                TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
ARTICLE I. DEFINITIONS                                                                   1

Section 1.1     Defined Terms                                                            1

ARTICLE II. THE MERGER                                                                   2

Section 2.1      The Merger                                                              2
Section 2.2      Closing; Effective Time                                                 2
Section 2.3      Effect of the Merger                                                    2
Section 2.4      Certificate of Incorporation; Bylaws.                                   3
Section 2.5      Directors and Officers                                                  3
Section 2.6      Effect on Capital Stock                                                 3
Section 2.7      No Further Ownership Rights in the Company Capital Stock                4
Section 2.8      Tax Consequences                                                        4
Section 2.9      Withholding Rights                                                      4
Section 2.10     Taking of Necessary Action; Further Action                              4
Section 2.11     Restricted Securities                                                   5

ARTICLE III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 AND THE STOCKHOLDERS                                                    5

Section 3.1      Organization, Standing and Power                                        5
Section 3.2      Capital Structure                                                       6
Section 3.3      Authority; No Conflicts or Consents                                     7
Section 3.4      Financial Statements; Liabilities                                       8
Section 3.5      Absence of Certain Changes                                              9
Section 3.6      Absence of Undisclosed Liabilities                                      9
Section 3.7      Litigation                                                              9
Section 3.8      Governmental Authorization                                              9
Section 3.9      Title to Personal Property                                             10
Section 3.10     Intellectual Property                                                  10
Section 3.11     Company Products and FDA Matters                                       12
Section 3.12     Compliance With Laws                                                   13
Section 3.13     Environmental Matters                                                  13
Section 3.14     Taxes                                                                  15
Section 3.15     Employee Benefit Plans                                                 16
Section 3.16     Certain Agreements Affected by the Merger                              18
Section 3.17     Employee Matters                                                       18
Section 3.18     Insurance                                                              19
Section 3.19     Customers and Suppliers                                                20
Section 3.20     Material Contracts                                                     20
Section 3.21     No Breach of Material Contracts                                        21


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
Section 3.22     Real Property and Real Property Leases                                 21
Section 3.23     Certain Business Practices                                             23
Section 3.24     Interested-Party Transactions                                          24
Section 3.25     Information Supplied                                                   24
Section 3.26     Brokers' and Finders' Fees                                             24
Section 3.27     Vote Required                                                          24
Section 3.28     Board Approval                                                         24
Section 3.29     Reorganization Matters                                                 25
Section 3.30     No Opinion of Financial Advisor                                        25
Section 3.31     Investigation by the Company and the Stockholders                      25
Section 3.32     Company Disclosure Schedule                                            25

ARTICLE IV.      REPRESENTATIONS AND WARRANTIES OF PARENT AND
                 MERGER SUB                                                             25

Section 4.1      Organization, Standing and Power                                       25
Section 4.2      Capital Structure                                                      26
Section 4.3      Authority                                                              27
Section 4.4      SEC Documents; Financial Statements                                    28
Section 4.5      Absence of Undisclosed Liabilities                                     28
Section 4.6      Litigation                                                             29
Section 4.7      Reorganization Matters                                                 29
Section 4.8      Brokers' and Finders' Fees                                             29
Section 4.9      Board Approval                                                         29
Section 4.10     Investigation by Parent                                                29
Section 4.11     Absence of Certain Changes                                             30
Section 4.12     Information Supplied                                                   30
Section 4.13     Parent Disclosure Schedule                                             30

ARTICLE V.       CONDUCT PRIOR TO THE EFFECTIVE TIME                                    30

Section 5.1      Conduct of Business                                                    30
Section 5.2      Restriction on Conduct of Business of the Company                      31
Section 5.3      No Solicitation                                                        32

ARTICLE VI.      ADDITIONAL AGREEMENTS                                                  33

Section 6.1      Access to Information; Disclosure Schedule Updates                     33
Section 6.2      No Dissenters' Rights                                                  34
Section 6.3      Confidentiality                                                        34
Section 6.4      Public Disclosure                                                      34
Section 6.5      Consents; Cooperation                                                  34
Section 6.6      Legal Requirements                                                     35
Section 6.7      Treatment as Reorganization                                            35
Section 6.8      Listing of Additional Shares                                           35
Section 6.9      Location of Arius                                                      35


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
Section 6.10     Financing of the Surviving Corporation                                 35
Section 6.11     Atrix License Payment                                                  35
Section 6.12     Board Observation and Nomination Rights                                36
Section 6.13     Non-Competition                                                        36
Section 6.14     Certain Stockholder Approval                                           37
Section 6.15     Further Assurances                                                     37

ARTICLE VII.     CONDITIONS TO THE MERGER                                               37

Section 7.1      Conditions to Obligations of Each Party to Effect the Merger           37
Section 7.2      Additional Conditions to Obligations of the
                   Company and the Stockholders                                         38
Section 7.3      Additional Conditions to the Obligations of Parent                     39

ARTICLE VIII.    TERMINATION                                                            41

Section 8.1      Termination                                                            41
Section 8.2      Effect of Termination                                                  42
Section 8.3      Expenses                                                               42

ARTICLE IX.      SURVIVAL; INDEMNIFICATION                                              43

Section 9.1      Survival                                                               43
Section 9.2      Obligation of the Company and the Stockholders to Indemnify            43
Section 9.3      Obligation of Parent to Indemnify                                      43
Section 9.4      Limitations on Liability                                               44
Section 9.5      Notice and Opportunity to Defend                                       44

ARTICLE X.       GENERAL PROVISIONS                                                     45

Section 10.1     Amendment                                                              45
Section 10.2     Extension; Waiver                                                      45
Section 10.3     Notices                                                                45
Section 10.4     Certain Interpretive Conventions                                       46
Section 10.5     Entire Agreement                                                       47
Section 10.6     Severability                                                           47
Section 10.7     Remedies Cumulative                                                    48
Section 10.8     Governing Law; Waiver of Jury Trial                                    48
Section 10.9     Attorneys' Fees                                                        48
Section 10.10    Rules of Construction                                                  48
Section 10.11    Assignment                                                             48
Section 10.12    Successors and Assigns                                                 48
Section 10.13    Counterparts; Facsimile Delivery                                       48

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SCHEDULES AND EXHIBITS

Schedule A       Defined Terms

Exhibit A        Form of Certificate of Merger
Exhibit B        Form of Certificate of Designations of Parent Preferred Stock
Exhibit C        Form of Registration Rights Agreement
Exhibit D        Form of Employment Agreement
Exhibit E        Form of Legal Opinion of Ellenoff Grossman & Schole LLP
Exhibit F        Form of Legal Opinion of Wyrick Robbins Yates & Ponton LLP
Exhibit G        Form of Parent Stockholder Voting Agreements
Exhibit H        Form of Stockholder Voting Agreements

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

      This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "AGREEMENT") is made as of August 10, 2004 (the "EXECUTION DATE") by and among BioDelivery Sciences International, Inc., a Delaware corporation ("PARENT"), Arius Acquisition Corp, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB") and Arius Pharmaceuticals, Inc., a Delaware corporation (the "COMPANY"), Mark A. Sirgo ("SIRGO") and Andrew L. Finn ("FINN" and, collectively with Sirgo, the "STOCKHOLDERS").

                                    RECITALS

      WHEREAS, Sirgo and Finn each hold 49.54% of the outstanding shares of Company Common Stock as of the Execution Date;

      WHEREAS, Merger Sub is a wholly-owned subsidiary of Parent formed solely for the purpose of engaging in the Merger;

      WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company each have determined that the business combination between Parent and the Company through the merger of the Company with and into Merger Sub pursuant to the terms and subject to the conditions set forth herein (the "MERGER") is advisable and in the best interests of their respective companies and stockholders;

      WHEREAS, pursuant to the Merger, among other things: (i) the aggregate shares of Company Common Stock outstanding as of the Effective Time shall be converted into the right to receive an aggregate of 1,647,059 shares of Parent Preferred Stock and (ii) each outstanding share of common stock of Merger Sub shall remain issued and outstanding as a share of common stock of the Surviving Corporation (as hereinafter defined);

      WHEREAS, the Company, the Stockholders and Parent desire to make certain representations, warranties, covenants and other agreements in connection with the Merger; and

      WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and to cause the Merger to qualify as a tax-deferred reorganization under the provisions of Sections 368(a) of the Code.

      NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, the parties hereto agree as follows:

                                   ARTICLE I .
                                   DEFINITIONS

      Section 1.1 Defined Terms. Certain capitalized terms used in this Agreement are defined on Schedule A hereto. Other capitalized terms are defined elsewhere herein.

ARTICLE II THE MERGER

      Section 2.1 The Merger. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), the Company shall be merged with and into Merger Sub, which shall be the surviving corporation in the Merger ("SURVIVING CORPORATION"), and the separate existence of the Company shall thereupon cease. The name of Surviving Corporation shall be "Arius Pharmaceuticals, Inc." The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW").

      Section 2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "CLOSING") shall take place as soon as practicable and in any event not later than two (2) business days after the satisfaction or waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto agree (the "CLOSING DATE"). The Closing shall take place at the offices of Ellenoff Grossman & Schole LLP, 370 Lexington Avenue, New York, New York, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, in substantially the form attached hereto as Exhibit A (the "CERTIFICATE OF MERGER"), together with any required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of Delaware, the ("EFFECTIVE TIME").

      Section 2.3 Effect of the Merger.

      (a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company (including, without limitation, all rights to the Company Intellectual Property) and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      (b) It is specifically understood and agreed by the parties that:

            (i) the accrued legal fees of the Company will be assumed and paid by the Surviving Corporation; and

            (ii) notwithstanding the provisions of Section 2.3(a) to the contrary, that portion of the pre-Closing Date debt of the Company representing accrued salaries as of the Execution Date shall be formally extinguished in writing effective as of the Execution Date by the beneficiaries thereof on the Books and Records of the Company and shall not be assumed by the Surviving Corporation.

      Section 2.4 Certificate of Incorporation; Bylaws.

      (a) At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided by Delaware Law.

      (b) At the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter further amended as provided by Delaware Law and such Bylaws.

      Section 2.5 Directors and Officers. At the Effective Time: (i) the existing directors and officers of the Company shall resign their positions in writing, (ii) the directors of Merger Sub shall become the directors of Surviving Corporation, until their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub shall hold the offices of President, Vice President, Secretary and Treasurer, respectively, of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

      Section 2.6 Effect on Capital Stock.

      (a) Conversion of the Company Capital Stock. By virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or any of their respective stockholders, at the Effective Time, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time, but excluding any shares cancelled pursuant to Section 2.6(c), will be automatically cancelled, extinguished and converted, at the Closing, into the right to receive a number of shares of Parent Preferred Stock equal to the quotient of: (i) 1,647,059 divided by (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

      (b) Cancellation of the Company Capital Stock Owned by the Company. At the Effective Time, all shares of the Company Capital Stock that are owned by the Company as treasury stock shall be cancelled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefore.

      (c) Treatment of the Company Option Plans and the Company Options Rights. At the Effective Time, the Company Stock Option Plans and all the Company Options then outstanding under the Company Stock Option Plans shall be cancelled and of no further force and effect. All Company Options shall either be exercised prior to the Effective Time or shall be terminated and of no further force and effect following the Effective Time in accordance with this Section 2.6(c). The Company covenants that there will be no shares of Company Capital Stock authorized or issued as of the Effective Time other than shares of Company Common Stock.

      (d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split, or combination, exchange or readjustment of shares of capital stock of Parent, or any stock dividend thereof (but excluding any issuance of any shares of capital stock of Parent or securities convertible into any shares of capital stock of Parent, including:
(i) any issuances pursuant to the Parent Stock Option Plan and (ii) any exercises of Parent Options or Parent Warrants), the shares of the Parent
Preferred Stock to be received by the Stockholders shall be appropriately adjusted.

      (e) No Fractional Shares. No fraction of a share of Parent Preferred Stock will be issued in connection with the Merger. Each fraction of a share of Parent Preferred Stock shall be rounded to the nearest whole number.

      (f) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of Common Stock of the Surviving Corporation.

      Section 2.7 No Further Ownership Rights in the Company Capital Stock. All shares of Parent Preferred Stock issued upon the surrender for exchange of shares of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Capital Stock, and after the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of the Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be exchanged and cancelled as provided in this Article II.

      Section 2.8 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a tax-deferred reorganization within the meaning of
Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

      Section 2.9 Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Preferred Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholders and the other holders of shares of the Company Capital Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

      Section 2.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with all right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and its assets (including, without limitation, all rights to the Company Intellectual Property), the officers and directors of the Company, Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

      Section 2.11 Restricted Securities. The shares of Parent Preferred Stock to be issued pursuant to Section 2.6(a) hereof (and the shares of Parent Common Stock underlying such shares of Parent Preferred Stock) shall be restricted securities within the meaning of the Securities Act, will not have been registered with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act and may not be sold or transferred absent such registration or unless an exception from registration is available. The certificates evidencing such shares of Parent Preferred Stock shall bear a legend substantially in the following form, in addition to any other legends required by applicable state Law:

      "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT
      TO: (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (III) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE."

      Upon the written request from a holder thereof, Parent shall remove the restrictive legend from the shares of Parent Common Stock underlying the Parent Preferred Stock (when and if issued), which request shall be accompanied by an opinion of counsel, reasonably acceptable to Parent, to the effect that the holders thereof are entitled to have such legend removed pursuant to the provisions of the Securities Act and Rule 144 promulgated thereunder. Parent's obligation to remove such legend shall be conditioned upon the receipt of such legal opinion. Parent shall have no obligation to remove any restrictive legends from the shares of Parent Preferred Stock.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE STOCKHOLDERS

      Except as disclosed in the Company Disclosure Schedule or as specifically provided for in this Article III, the Company and the Stockholders, jointly and severally, represent and warrant to Parent and Surviving Corporation as follows:

      Section 3.1 Organization, Standing and Power. Each of the Company and its corporate Affiliates is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Company has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and to be in good standing would have a Company Material Adverse Effect. The Company has delivered or made available a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of the Company and each of its corporate Affiliates, each as amended to the execution of this Agreement, to Parent. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. The Company has no subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any non-individual Person.

      Section 3.2 Capital Structure.

      (a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, of which there were 504,688 shares issued and outstanding as of the close of business on the Execution Date. No shares of preferred stock are authorized for issuance by the Company. Except as set forth on Schedule 3.2(a) to the Company Disclosure Schedule, on the Execution Date there are, and as of the Effective Time there will be, no outstanding commitments to issue any shares of Company Capital Stock. Schedule 3.2(a) to the Company Disclosure Schedule lists all of the stockholders of the Company and all of the holders of Company Options or Company Convertible Securities (and the shares of Company Common Stock issuable under such Company Options or Company Convertible Securities).

      (b) All outstanding shares of the Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by Delaware Law, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All outstanding shares of the Company Capital Stock were issued in compliance in all material respects with all applicable federal and state securities Laws. Except as set forth on Schedule 3.2(b) to the Company Disclosure Schedule and except for the rights created pursuant to this Agreement and for all Company Options (which shall be accelerated and exercised into shares of Company Common Stock pursuant to the terms of this Agreement), as of the Execution Date there are no, and as of the Effective Time, there will be no, other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement and the agreements set forth on Schedule 3.2(b) to the Company Disclosure Schedule, there are no contracts, commitments or agreements relating to voting, purchase or sale of the Company Capital Stock: (i) between or among the Company and any of its security holders and (ii) between or among any of the Company's security holders, including the Stockholders.

      (c) Except as set forth on Schedule 3.2(c) to the Company Disclosure Schedule, none of the outstanding Company Options, Company Convertible Securities or the Company Notes, nor any employment or consulting agreements by and between the Company and others provide for any accelerated vesting or exercisability of those options, securities or notes, as applicable, by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plans, the Company Options or otherwise relating to the issuance of the Company Options, the Company Convertible Securities and the Company Notes, have been provided or made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and, except as otherwise expressly contemplated herein or as otherwise disclosed on
Schedule 3.2(c) to the Company Disclosure Schedule, there are no agreements to amend, modify or supplement such agreements or instruments in any case from the forms provided to Parent.

      Section 3.3 Authority; No Conflicts or Consents.

      (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, including approval by the Stockholders and any other Person.

      (b) This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company by Parent and Merger Sub in accordance with its terms. The execution and delivery of this Agreement by the Company does not, and the execution of the other agreements contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under: (i) any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) any the Company Authorization (as defined in Section 3.8) or (ii) any Material Contract.

      (c)  Except as set forth on  Schedule  3.3(c)  to the  Company  Disclosure
Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any foreign, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality (each, a "GOVERNMENTAL ENTITY") is required with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (i) the filings of the Certificate of Merger, together with the required officers' certificates, (ii) any notice described in Section 6.16 hereof and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(d) Except as set forth on Schedule 3.3(d) to the Company Disclosure Schedule, neither the Company, the Stockholders nor their respective Affiliates is subject to or bound by any provision of:

            (i) any Law;

            (ii) any contract, mortgage, deed of trust, lease, note, agreement, understanding, proxy, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or

            (iii) any consent, judgment, order, writ, award, injunction or decree of any Governmental Authority or arbitrator,

that would conflict with, prevent or be violated by or that would result in the creation of any Lien as a result of, or under which there would be a default or right of termination, amendment, acceleration, revocation, cancellation or suspension as a result of, the execution, delivery and performance by the Company or the Stockholders of this Agreement, any other document contemplated hereby, including all agreements and instruments which are Exhibits hereto (each, an "OTHER DOCUMENT"), the consummation of the Merger or the other transactions contemplated hereby or thereby. Except as set forth on Schedule 3.3(d) to the Company Disclosure Schedule, no consent, novation, order, license, permit, approval or authorization of or declaration, notice or filing with any Person is required for: (i) the valid execution, delivery and performance by the Company and the Stockholders of this Agreement or any Other Document and the consummation of the Merger or the other transactions contemplated hereby and thereby or (ii) the ability of Parent to operate the Company's business in substantially and materially the same manner as the business was operated by the Company prior to the Effective Time.

      Section 3.4 Financial Statements; Liabilities.

      (a) The Company was formed on April 22, 2003. The Company has heretofore furnished Parent with copies of the following financial statements of the
Company: (i) balance sheet as at December 31, 2003; (ii) statements of operations for the year ended on December 31, 2003; (iii) a balance sheet (the "REFERENCE BALANCE SHEET") as at July 31, 2004 (the "REFERENCE BALANCE SHEET DATE"); and (iv) a statement of operations (the "REFERENCE INCOME STATEMENT") for the seven months ended July 31, 2004. Except as set forth on Schedule 3.4(a) to the Company Disclosure Schedule, all such financial statements are complete and correct in all material respects, were prepared in accordance with generally accepted accounting principles of the United States ("GAAP"), consistently applied throughout the periods indicated, and have been prepared in accordance with the Books and Records of the Company, and present fairly the financial position of the Company at such dates and the results of its operations and cash flows for the periods then ended, subject to normal year end adjustments made in accordance with GAAP and to such inaccuracies, if any, which are not material in nature or amount. The financial statements of the Company provided to Parent pursuant to this Section 3.4(a) are referred to herein as the "COMPANY FINANCIAL STATEMENTS."

      (b) To the Company's knowledge, there are no Liabilities of or against the Company of any nature (accrued, absolute or contingent, unasserted or otherwise), except: (i) as and to the extent reflected or reserved against on the Reference Balance Sheet; (ii) as set forth on Schedule 3.4(b) to the Company Disclosure Schedule; (iii) those that are individually, or in the aggregate, not material to the Company; or (iv) open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with prior practice.

      Section  3.5 Absence of Certain  Changes.  Except as set forth on Schedule
3.5 to the Company Disclosure Schedule or as expressly contemplated by this Agreement, since the Reference Balance Sheet Date there has not occurred: (i) any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, (ii) any acquisition, sale or transfer of any material asset of the Company or any of its Affiliates, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its or any of its Affiliates' assets, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of the Company Capital Stock, (v) any action to amend or change the Certificate of Incorporation or Bylaws of the Company (nor will there be prior to the Effective Time) or (vi) any negotiation or agreement by the Company or any of its Affiliates to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

      Section 3.6 Absence of Undisclosed Liabilities. To the Company's knowledge, and except as set forth on Schedule 3.6 to the Company Disclosure Schedule, the Company has no material Liabilities of any nature (matured or unmatured, fixed or contingent) other than: (i) those set forth or adequately reflected or reserved against on the Reference Balance Sheet, (ii) those incurred in the ordinary course of business since the Reference Balance Sheet Date, (iii) those incurred in connection with the execution of this Agreement, and (iv) those disclosed on Schedule 3.7 to the Company Disclosure Schedule.

      Section 3.7 Litigation. Except as set forth on Schedule 3.7 to the Company Disclosure Schedule, there is no civil or criminal, private or governmental action, suit, proceeding, claim, arbitration, governmental investigation, or to the knowledge of the Company, any governmental or private regulatory activity or investigation pending before or being undertaken by any agency, court or tribunal, foreign or domestic (each a "PROCEEDING") against the Company, any of its Affiliates, the Stockholders or any of their respective properties or any of their respective officers or directors (in their capacities as such). To the knowledge of the Company, no Proceeding is being threatened against the Company, any of its Affiliates, the Stockholders or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no Proceeding, judgment, decree or order against the Company or any of its Affiliates (including the Stockholders), or, to the knowledge of the Company, or any of its Affiliates (including the Stockholders), or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay the Merger or any of the other transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect.

      Section 3.8 Governmental Authorization. The Stockholders and the Company have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental
Entity: (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company's business as currently conducted or the holding of any such interest ((i) and (ii) herein collectively called the "COMPANY AUTHORIZATIONS"), and all of such the Company Authorizations are in full force and effect, except where the failure to obtain or have any such the Company Authorizations could not reasonably be expected to have a Company Material Adverse Effect.

      Section  3.9 Title to Personal  Property.  Except as set forth on Schedule
3.9 to the Company Disclosure Schedule, the Company has good, valid and marketable title to all of its personal property, interests in personal properties and material assets reflected in the Reference Balance Sheet or acquired after the Reference Balance Sheet Date. Such properties and assets with a book value of $10,000 or above are listed on Schedule 3.9 to the Company Disclosure Schedule (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests, free and clear of all Liens, except: (i) a lien for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Reference Balance Sheet, and (iv) liens that in the aggregate would not have a Company Material Adverse Effect. To the Company's knowledge, the plants, property and equipment of the Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All personal properties used in the operations of the Company are reflected in the Reference Balance Sheet to the extent GAAP requires the same to be reflected.

      Section 3.10 Intellectual Property.

      (a) Set forth on Schedule 3.10(a)(i) to the Company Disclosure Schedule is a true, accurate and complete list of all Intellectual Property directly or indirectly owned, licensed, optioned or otherwise used or proposed to be used by the Company or its Affiliates in its business and by the Stockholders in connection with the business of the Company (collectively, the "COMPANY INTELLECTUAL PROPERTY"). Set forth on Schedule 3.10(a)(ii) to the Company Disclosure Schedule is a true, accurate and complete list of all grant, license, acquisition, purchase, assignment, option, product development, evaluation, confidentiality, non-disclosure, marketing and similar agreements, instruments or arrangements (and any letters of intent relating to any potential agreement) (collectively, the "COMPANY IP AGREEMENTS") to which the Company, its Affiliates or the Stockholders is a party relating or pertaining to the Company Intellectual Property.

      (b) The Company either: (i) owns and is listed in the records of the appropriate United States, state or foreign registry as the current owner of record for each application and registration of Company Intellectual Property or
(ii) has a legally enforceable license or other valid and lawful rights to use (in each case, free and clear of any Liens, except for Liens contained in the Company IP Agreements or Liens which do not directly encumber the Company or its assets) all Company Intellectual Property used in or necessary for the conduct of its business as currently conducted, including without limitation all patents and patent applications and all trademark registrations and trademark applications.

      (c) To the Company's knowledge, and except as set forth on Schedule 3.10(f) to the Company Disclosure Schedule, the conduct of the business of the Company as currently conducted does not infringe on or misappropriate, either directly or indirectly (such as through contributory infringement or inducement to infringe), the Intellectual Property rights of any Person, and the use by the Company of any Company Intellectual Property is in accordance with the applicable Company IP Agreement.

      (d) To the Company's knowledge, and except as set forth on Schedule 3.10(f) to the Company Disclosure Schedule, no Person is misappropriating, infringing, diluting or otherwise violating any right of the Company with respect to any Company Intellectual Property owned or used by the Company, and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any Person by the Company or any of its Affiliates or the Stockholders.

      (e) Except as set forth on Schedule 3.10(e) to the Company Disclosure Schedule, neither Company nor any of its Affiliates or the Stockholders have received any written or other notice by any Person of any pending or threatened claim, suit, action, mediation, arbitration, order or other adversarial proceeding: (i) alleging infringement (or other violation) by the Company or any of its Affiliates or the Stockholders of Intellectual Property or other rights of any Person or (ii) challenging the Company's or its Affiliates or the Stockholders' ownership or use of, or the validity, enforcement, registrability or maintenance of, any Company Intellectual Property owned or used by the Company, its Affiliates or the Stockholders. No Company Intellectual Property owned or used by the Company or any of its Affiliates is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Company Intellectual Property.

      (f) Except as set forth on Schedule 3.10(f) to the Company Disclosure Schedule, the Company Intellectual Property owned or used by the Company or its
Affiliates: (i) is being owned or used by the Company in accordance with, and not in breach of any, all Company IP Agreements, (ii) has been duly maintained,
(iii) is subsisting, in full force and effect, (iv) is, to the Company's knowledge, valid and enforceable, (v) has not expired, been cancelled or abandoned and (vi) all maintenance, registration and renewal fees necessary to preserve the rights of the Company in connection with such Company Intellectual Property which are required to be paid by the Company or, to the Company's knowledge, any other Person, have been paid in a timely manner, and (vi) except as set forth on Schedule 3.10(f) to the Company Disclosure Schedule, there are no actions that must be taken by the Company, its Affiliates or the Stockholders within ninety (90) days of the Execution Date, including the payment of any registration, maintenance or renewal fees or the filing with the United States Patent and Trademark Office or such other appropriate U.S. or foreign office or similar administrative agency of documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any rights in the registered or applied-for Company Intellectual Property.

      (g) Except as provided for in the Company IP Agreements, neither the Company, its Affiliates or the Stockholders has entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements which: (i) restrict the Company's or its Affiliates or the Stockholders' right to use any Company Intellectual Property,
(ii) restrict the business of the Company's or its Affiliates in order to accommodate a third Person's Intellectual Property rights, (iii) permit third parties to use any Company Intellectual Property, (iv) reasonably would be expected to provide any third party a defense to patent infringement in connection with any Company Intellectual Property.

      (h) All Company Intellectual Property developed by and belonging to the Company or its Affiliates which has not been patented has been kept confidential so as, among other things, all such information may be deemed proprietary to the Company. Each Person (including any current and former employee of or consultant to the Company) who has contributed to or participated in research and development activities of the Company will not, after giving effect to the Merger and the other transactions contemplated by this Agreement, own or retain any rights to use any of the Company Intellectual Property. Except for such rights as are specifically provided for in the Company IP Agreements, neither the Company nor its Affiliates has granted or assigned to any other Person any right to manufacture, have manufactured, assemble or sell the current products and services of the Company.

      Section 3.11 Company Products and FDA Matters.

      (a) Schedule 3.11(a) to the Company Disclosure Schedule sets forth a complete and accurate listing and description of: (i) any and all products designed, developed, licensed, manufactured, sold, promoted, labeled or distributed by, or on behalf of, the Company, including any proposed products which are under active pre-clinical or clinical development as of the Execution Date (collectively, the "COMPANY PRODUCTS") and (ii) a brief description of all:
(A) active pre-clinical activities, including laboratory studies, (B) clinical testing and laboratory studies and (C) any other material activities being undertaken or proposed to be undertaken by the Company or any other Person with respect to each Company Product, in each case as of the Execution Date (the "DEVELOPMENT ACTIVITIES").

      (b) Except as set forth on Schedule 3.11(b) to the Company Disclosure Schedule, the Company has no: (i) approvals for the operation of its business as currently conducted or (ii) clearances, authorizations, licenses and registrations required by any foreign or domestic Governmental Entity (including, without limitation, the U.S. Food and Drug Administration (the "FDA")), to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the Company Products. The approvals and authorizations listed on Schedule 3.11(b) to the Company Disclosure Schedule are those which are required to operate the Company's business as currently conducted.

      (c) Except as set forth on Schedule 3.11(c) to the Company Disclosure Schedule, neither the Company nor its Affiliates (including the Stockholders) has received any data or other information which would have a Company Material Adverse Effect.

      (d) The Company is and, to the Company's knowledge, its designated manufacturers in connection with the Development Activities are, in compliance in all material respects with all applicable terms and conditions of each Law pertaining to the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the Company Products (including, without limitation, all Laws administered by the FDA).

      (e) The Company is and, to the Company's knowledge, its designated manufacturers in connection with the Development Activities are, in compliance in all material respects with all applicable Laws regarding registration, license, certification for each site at which a Company Product is manufactured, labeled, sold or distributed.

      (f) To the extent any Company Product has been exported by the Company or Persons with whom the Company is in privity of contract from the United States, the Company has and, to the Company's knowledge, such other Persons have exported such Company Products in compliance in all material respects with all applicable Laws.

      (g) The Company does not directly manufacture any Company Product or any component part thereof. With respect to all manufacturing or related operations undertaken by Persons with whom the Company is in privity of contract relating to any Company Product, to the Company's knowledge such operations have been and are being conducted in all material respects in compliance with applicable current good manufacturing practices and regulations issued by the FDA and, to the extent applicable, counterpart regulations in the European Union and all other countries where compliance is required.

      (h) To the Company's knowledge, all Development Activities sponsored by or involving the Company (whether undertaken by the Company or other Persons) relating to any Company Product and intended to be used to support regulatory clearance or approval have been and are being conducted: (i) to the extent applicable, in compliance in all material respects with the current good laboratory practice regulations of Governmental Entities in the United States and (ii) to the extent applicable, counterpart regulations in the European Union and all other countries.

      (i) To the knowledge of the Company, no filing or submission to the FDA or any other Governmental Entity with regard to the Company Products that is the basis for any approval or clearance contains any material omission or materially false information.

      (j) The Company has not received any formal written notice or other written communication from the FDA or any other Governmental Entity: (i) rejecting or overtly contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any Laws by the Company or the Stockholders in connection with the Company.

      Section 3.12 Compliance With Laws. The Company and the Stockholders in connection with the Company have complied with, are not in violation of, and have not received any notices of violation with respect to any Law with respect to the ownership, operation or conduct of the Company's business, except for such violations or failures to comply as could not be reasonably expected to have a Company Material Adverse Effect.

      Section 3.13 Environmental Matters. Except as disclosed on Schedule 3.13 to the Company Disclosure Schedule:

      (a) To the knowledge of the Company, the operations of the Company (and the actions of the Stockholders in connection therewith) has at all times been and are in full compliance with all Environmental Laws. To the knowledge of the Company, the Company has obtained and is in full compliance with all Environmental Approvals, and each such Environmental Approval is in full force and effect, and each such Environmental Approval will remain in full force and effect after the execution, delivery and performance of this Agreement, provided any transfer documents required by Environmental Law for such Environmental Approval are completed as required by Environmental Law.

      (b) Neither the Company nor any of its Property or Facilities is subject to any order or proposed order under any Environmental Law. The Company has not received any notice from any Person or Governmental Entity regarding or alleging, and, to the knowledge of the Company, no condition or circumstance exists that is reasonably likely to result in (with or without notice or lapse of time or both) a violation or failure to comply with any term or requirement of any Environmental Law or Environmental Approval.

      (c) There are no Proceedings (whether adjudicatory, rulemaking, licensing or otherwise) pending or, to the knowledge of the Company, threatened in law or in equity, or under any administrative or regulatory authority before any Governmental Entity, by, against or affecting the Company or any of its Property or Facilities involving any actual or alleged Environmental Claim or any potential suspension, revocation, revision, limitation, restriction, termination or invalidation of any Environmental Approval. The Company has not received any notice or other communication (whether written or oral) from any person or Governmental Entity, and no condition or circumstance exists, that (with or without notice or lapse of time or both) might directly or indirectly give rise to, or serve as a basis for, the commencement of any such Proceeding.

      (d) To the knowledge of the Company, the Company has not Released or threatened to Release, or arranged for any other person to Release, any Hazardous Material in connection with or resulting from the operation or conduct of the Company's business at, on, under, from or to any Property or Facilities, or any other location, except in each case: (i) in full compliance with Environmental Law, (ii) in a manner that would not give rise to any Environmental Claim and (iii) at a location that (A) is fully permitted for such Release, (B) has not been listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq. ("CERCLA"), or any similar list under any other Environmental Law and (C) is not subject to any Proceeding or Order for investigation or cleanup under any Environmental Law. To the knowledge of the Company, no Release or threatened Release of any Hazardous Material has occurred, or is occurring, at, on, under, from or to any Property or Facilities, and, to the knowledge of the Company, no Hazardous Material is present in, on, under or about, or migrating to or from any such Property or Facilities that could give rise to any Environmental Claim or cause of action. Neither the Company nor the Stockholders in connection with the Company is a potentially responsible party under CERCLA, or state analog statute, arising out of events occurring prior to the Closing Date.

      (e) There are no Liens, declarations or deed restrictions that have arisen or been imposed pursuant to any Environmental Law on any Property or Facilities, and no action of any Governmental Entity has been taken or, to the knowledge of the Company, is in process which could subject any of such Property or Facilities to such Liens, declarations or deed restrictions.

      (f) To the knowledge of the Company, none of the following exists at any Property or Facilities: any asbestos-containing material in any form which is friable; urea formaldehyde foam insulation; polychlorinated biphenyls; active or out-of-service or underground storage tanks or sites from which such storage tanks have been removed; or landfills, surface impoundments, waste piles or land disposal areas.

      Section 3.14 Taxes. Except as disclosed on Schedule 3.14 to the Company Disclosure Schedule:

      (a) The Company has timely filed all Tax Returns (as defined below) that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes (as defined below) shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company or any subsidiary with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided and are reflected in the Company Financial Statements or amounts payable with respect to periods or portions of periods after the Company Balance Sheet Date. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. Neither the Company nor any subsidiary has any material liability for unpaid Taxes accruing after the date of its Reference Balance Sheet Date, except for Taxes incurred in the ordinary course of business. There are no Liens for Taxes on the properties of the Company.

      (b) No Tax Returns of the Company have been audited. The Company has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by the Company since inception. The Company has not waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

      (c) Neither the Company nor the Stockholders in connection with the Company is a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract. Neither the Company nor the Stockholders is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or "disregarded entity" for United States federal income tax purposes.

      (d) Neither the Company nor the Stockholders is obligated under any agreement, contract or arrangement that will result in the payment of any amount that would not be deductible by reason of Sections 162(m) or 280G of the Code.

      (e) The Company has not been nor, to the Company's knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger other than any such adjustments required as a result of the Merger. The Company has filed or will file any consent to have the provisions of paragraph 341(f) of the Code (or comparable provisions of any state Tax Laws) apply to the Company. The Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. The Company is not currently and has not been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

      (f) The Company  has not  incurred  any  liability  for Taxes  pursuant to
Section 1374 or 1375 of the Code (and any predecessor provision and any similar provision of applicable state or local or other Tax Law).

      (g) The Company has not been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.

      Section 3.15 Employee Benefit Plans.

      (a) Schedule 3.15(a) to the Company's Disclosure Schedule lists: (i) all "employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the "PLANS").

      (b) None of the Plans is a Defined Benefit Plan, and neither the Company nor Member of the Controlled Group or has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

      (c) None of the Plans is a Multiemployer Plan, and neither the Company, a Member of the Controlled Group or the Stockholders has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

      (d) The Company does not maintain or contribute to any plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

      (e) Each Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

      (f) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

      (g) Each of the Plans that are intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan and its related trust. The Company and each Member of the Controlled Group or have timely amended and operated each of these Plans to comply with the Small Business and Job Protection Act of 1996 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

      (h) All contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing
Date) have been made prior to the Closing Date by the Company or have been reserved against on the Company Financial Statements.

      (i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

      (j) With respect to each Plan: (i) to the Company's knowledge, no "prohibited transactions" (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available; (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or to the knowledge of the Company, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Plan; (iii) neither the Company, nor any fiduciary has any knowledge of any facts that could give rise to any such action or claim; and (iv) it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Company at any time without liability other than ordinary administrative expenses.

      (k) Neither the Company nor, to the knowledge of the Company, any of its Affiliates has any material liability or is, to the knowledge of the Company, threatened with any material liability (whether joint or several): (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or
(ii) to a fine under Section 502 of ERISA.

      (l) All of the Plans, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

      (m) True, correct and complete copies of all documents creating or evidencing any Plan have been delivered or made available to Parent, and true, correct and complete copies of all reports, forms and other documents required to be filed with any Governmental Entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) have been delivered to Parent. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 3.15(a) and that are reasonably likely to have a Company Material Adverse Effect.

      (n) All expenses and liabilities relating to all of the Plans have been, and will on the Closing Date be fully and properly accrued on the Books and Records.

      Section 3.16 Certain Agreements Affected by the Merger. Except as set forth on Schedule 3.16 to the Company's Disclosure Schedule, neither the
execution  and  delivery  of  this  Agreement  nor  the   consummation   of  the
transactions contemplated hereby will: (i) result in any material payment (including, without limitation, any severance, unemployment compensation, golden parachute or bonus payment) becoming due to any director, officer, agent or employee of the Company or any other third party, (ii) materially increase any benefits otherwise payable by the Company to its respective employees, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) breach, cause an event of default or give any third party any rights against the Company or the Company Intellectual Property under any Company IP Agreement.

      Section 3.17 Employee Matters.

      (a) The Company is in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in unfair labor practices has not had and would not be reasonably expected to have a Company Material Adverse Effect. The Company is in all material respects withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees; and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

      (b) The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company under any workers' compensation plan or policy or for long term disability that are not covered by insurance. The Company has no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except obligations that would not have a Material Adverse Effect on the Company.

      (c) There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and its employees (including, without limitation, controversies relating to sexual or age discrimination, sexual harassment or similar controversies), which controversies have or could reasonably be expected to result in a Proceeding against the Company before any Governmental Entity except for such Proceeding that would not have a Company Material Adverse Effect.

      (d) The Company is not a party to any collective bargaining agreement or other labor union contract, nor does the Company know of any activities or proceedings of any labor union or organization of any such employees.

      (e) No employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, enforceable non-competition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others where such violation would or would reasonably be expected to have a Company Material Adverse Effect or, following the Effective Time, a Parent Material Adverse Effect. No employees or consultants who are considered key to the operations or the business of the Company have given notice to the Company, nor is the Company otherwise aware that any such employee intends to terminate his or her employment or consultancy with the Company.

      Section 3.18 Insurance. The Company has made available to Parent all material policies of insurance of the Company as set forth on Schedule 3.18 to the Company Disclosure Schedule, and such Schedule is complete and accurate. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially adversely affect the business, business prospects, properties, condition (financial or otherwise) or results of operations of the Company.

      Section 3.19 Customers and Suppliers. Schedule 3.19 to the Company Disclosure Schedule lists the top five suppliers and customers of the Company in terms of gross purchases and gross revenues, respectively, since the inception of the Company. No such customer and no such supplier of the Company has cancelled or otherwise terminated or made any written threat to the Company or the Stockholders to cancel or otherwise terminate its relationship with the Company or, at any time on or after the Reference Balance Sheet Date, has materially decreased its purchases or supplies to the Company and, to the Company's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. The Company has not knowingly breached, so as to provide a benefit to the Company or any of it's Affiliates (including the Stockholders) not were intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

      Section 3.20 Material Contracts. Except: (i) for the Company IP Agreements, (ii) as set forth on Schedule 3.20 to the Company Disclosure Schedule (the contracts listed on such Schedule, together with the Company IP Agreements, being collectively referred to herein as the "MATERIAL CONTRACTS") and (iii) for this Agreement, and other contracts and agreements which individually or in the aggregate are not material to the Company's business, the Company is not a party to or bound by:

      (a) any agreement, contract, instrument or understanding relating to any Intellectual Property (including the Company Intellectual Property);

      (b) any  distributor,  sales,  agency  or  manufacturer's  representative,
consulting,   joint-venture,   or  partnership  contract,   joint  research  and
development contract or technology sharing arrangements;

      (c) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $10,000 over the life of the contract;

      (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

      (e) any contract for capital expenditures in excess of $10,000 in the aggregate;

      (f) any contract limiting the freedom of the Company to engage in any line of business, to acquire any product or asset from any other Person, to sell any product or asset to, or to perform any service for, any Person, or to compete with any other Person;

      (g)  any  confidentiality,   secrecy  or  non-disclosure  contract,  which
individually or in the aggregate, materially affects or could be reasonably anticipated to materially affect the business or operations of the Company;

      (h) any contract pursuant to which the Company is a lessor of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such personal property contact more than $10,000 over the life of the contract;

      (i) any contract with any Person with whom the Company does not deal at arm's length or any agreement with either or both Stockholders;

      (j) any contract which provides for the indemnification of any officer, director, employee or agent; or

      (k) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

      Section 3.21 No Breach of Material Contracts. All Material Contracts are in the written form previously provided or made available to Parent. The Company has performed all of the material obligations required to be performed by it as of the date hereof and is entitled to all benefits under, and is not alleged to be in material breach or default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, unamended except as provided or made available to Parent, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company's knowledge, with respect to the other contracting party, which, with the giving of notice or the lapse of the time, would become a default or event of default under any Material Contract or would give any Person the right to exercise any remedy, or the right to any rebate, chargeback, penalty or change in delivery schedule, except to the extent such defaults, remedies, penalties or changes have not had and would not be reasonably expected to have a Company Material Adverse Effect.

      Section 3.22 Real Property and Real Property Leases.

      (a) Schedule 3.22(a) to the Company Disclosure Schedule sets forth an accurate, correct and complete list of each parcel of real property owned by the Company (the "REAL PROPERTY"), including a street address, and a list of all leases, contracts or other agreements to which the Company is a party and affecting the Real Property or any interest therein. The Company has delivered to Parent accurate, correct and complete copies of all such leases, contracts, and agreements. The Company is the sole and exclusive legal and record owner of and has good and marketable title in fee simple absolute to, and is in possession of, all Real Property, including the buildings, structures, fixtures and improvements situated thereon and appurtenances thereto, including such right of ways and easements running toward the benefit of such Real Property, in each case free and clear of all tenancies and other possessory interests, security interests, conditional sale or other title retention agreements, Liens, assessments, easements, rights of way, covenants, restrictions, reservations, options, rights of first refusal, defects in title, encroachments and other burdens, except the leases, contracts, agreements and other matters set forth on
Schedule 3.22(a) to the Company Disclosure Schedule or except those that do not materially and adversely affect the current use and operation of such properties. All leases, contracts and agreements to which the Company is a party and affecting the Real Property are set forth on Schedule 3.22(a) to the Company Disclosure Schedule and are legally valid and binding and in full force and effect, and there are no defaults, offsets, counterclaims or defenses thereunder, and the Company has received no notice of default, offset, counterclaim or defense under any such contracts.

      (b) No Real Property is located within a designated erosion, flood or seismic safety hazard area. Neither the whole nor any portion of any Real Property owned, leased, occupied or used by the Company has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. To the knowledge of the Company, no such condemnation, requisition or taking is threatened or contemplated. The Company has no knowledge of any public improvements which may result in special assessments against or otherwise affect the Real Property

      (c) To the Company's knowledge, the Real Property is in material compliance with all applicable Environmental Laws, planning, zoning, building, health, fire, water, use or similar legal requirements. The zoning of each parcel of Real Property permits the existing improvements and the continuation following consummation of the transaction contemplated hereby of the businesses of the Company and its Affiliates as presently conducted thereon. The Company has all licenses, certificates of occupancy, permits and authorizations required to utilize the Real Property for the business presently conducted thereon. The Company has all easements and rights necessary to conduct its businesses, including easements for all utilities, services, roadway, railway and other means of ingress and egress. The Real Property as conveyed pursuant to this Agreement shall include all rights to any off-site facilities necessary to ensure compliance in all material respects with all applicable planning, zoning, building, health, fire, water, use or similar legal requirements. To the knowledge of the Company, no fact or condition exists which would result in the termination or impairment of existing access to the Real Property or discontinuation of existing sewer, water, electric, gas, telephone or other communications facilities, waste disposal or other utilities or services serving the Real Property. To the knowledge of the Company, the facilities servicing the Real Property are in material compliance with all applicable legal requirements.

      (d) The Company has delivered to Parent accurate, correct and complete copies of all existing title insurance policies, title reports, surveys, environmental reports, if any, with respect to each parcel of Real Property.

      (e) With respect to the Real Property:

            (i) to the knowledge of the Company, there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein, except as disclosed in written agreements relating thereto as set forth on Schedule 3.22(a) to the Company Disclosure Schedule, and

            (ii) to the knowledge of the Company, each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of the Company, threatened termination of such access.

      (f) Schedule 3.22(f) to the Company Disclosure Schedule sets forth a list of all leases, licenses or other occupancy agreements to which the Company is a party, that are for the use or occupancy of real estate owned by a third party ("LEASES") (copies of which have previously been furnished to Parent), in each case, setting forth: (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address or legal description of each property covered thereby (the "LEASED PREMISES"). The Leases are in full force and effect in all material respects, and to the knowledge of the Company, have not been amended, and the Company is not and, to the knowledge of the Company, no other party thereto, is in default or breach under any such Lease and no event has occurred by the Company that, with the passage of time or the giving of notice or both, would cause a breach of or default of the Company under any of such Leases, except to the extent such default would not have a Company Material Adverse Effect. Except as set forth on
Schedule 3.22(f) to the Company Disclosure Schedule, the Company has valid leasehold interests in each of the Leased Premises, which leasehold interest is free and clear of any Liens, covenants and easements or title defects of any nature whatsoever.

      (g) With  respect  to the  Leased  Premises,  and  except  as set forth on
Schedule 3.22(g) to the Company Disclosure Schedule:

            (i) there are no pending or, to the knowledge of the Company, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting materially and adversely the current use, occupancy or value thereof,

            (ii) to the knowledge of the Company, all improvements, buildings and systems on any such parcel are in good repair and safe for their current occupancy and use,

            (iii) to the knowledge of the Company, there are no contracts or agreements (whether oral or written) granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than the Company) in possession of any such parcel,

            (iv) to the knowledge of the Company, there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein,

            (v) to the knowledge of the Company, all Facilities located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, currently or as currently proposed by the Company, all of which services are adequate in accordance with all applicable Laws, and

            (vi) to the knowledge of the Company, each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of the Company, threatened termination of such access.

      Section 3.23 Certain Business Practices. Neither the Company, the Stockholders nor any of their respective employees or agents has at any time:
(i) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company's or such subsidiary's business, (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, which is in any manner illegal under any applicable Law or (iii) to the knowledge of the Company, made any payment to any customer or supplier of the Company or such Subsidiary, or given any other consideration to any such customer or supplier in respect of the Company's or such subsidiary's business that violates applicable Law in any material respect.

      Section  3.24  Interested-Party  Transactions.  Except  as  set  forth  on
Schedule 3.24 to the Company Disclosure Schedule, no officer, director or stockholder of the Company, no relative or spouse (or relative of such spouse) who resides with, or is a dependent of any of the foregoing, and no Affiliate of any of the foregoing has or has had, directly or indirectly: (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company, any goods or services, (iii) a beneficial interest in any Material Contract or (iv) holds any indebtedness to the Company.

      Section 3.25 Information Supplied. None of: (i) the information, documents or other due diligence matters supplied or to be supplied by or on behalf of Company to Parent in connection with this Agreement or any of the transactions contemplated hereby, (ii) the representations and warranties of the Company and the Stockholders contained in this Agreement or any Other Agreement or (iii) the Company Disclosure Schedule contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 3.26 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or pursuant to any Other Document.

      Section 3.27 Vote Required. The affirmative vote of the holders of a majority of the shares of the Company Common Stock outstanding is the only vote of the holders of any of the Company's Capital Stock or any other agreement to which the Company or the Stockholders are a party necessary to approve this Agreement, any Other Agreement and the transactions contemplated hereby and thereby.

      Section  3.28 Board  Approval.  The Board of Directors of the Company has:
(i) reviewed, deliberated and approved this Agreement and the Merger, (ii) determined that there are no other proposed extraordinary transactions with the Company on terms more advantageous to the stockholders of the Company, (iii) that the Merger is in the best interests of the stockholders of the Company and is on terms that are fair to such stockholders, and (iv) recommended that the stockholders of the Company approve this Agreement and the Merger.

      Section 3.29 Reorganization Matters. To the Company's knowledge neither the Company nor any of its Affiliates has taken or agreed to take any action, nor does the Company have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368 of the Code.

      Section 3.30 No Opinion of Financial Advisor. The Company has not and will not engage the services of a financial advisor for a fairness opinion.

      Section 3.31 Investigation by the Company and the Stockholders. The Company and the Stockholders have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, Intellectual Property and prospects of the Parent, which investigation, review and analysis was done by the Company and its Affiliates and, to the extent the Company deemed appropriate, by the Company's representatives. The Company and the Stockholders have received, read, reviewed and investigated all material information contained within the Parent SEC Documents (as defined below) including, without limitation, all risk factors contained in the registration statements and annual reports of Parent and its subsidiary, Bioral Nutrient Delivery, LLC. The Company and the Stockholders acknowledge that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Parent and its subsidiaries as they have requested for such purpose. In entering into this Agreement, the Company acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Parent's or any of the Parent's representatives (except the specific representations and warranties of the Parent set forth in this Agreement and the Parent Disclosure Schedule). The Company and the Stockholders haves formed an independent judgment concerning the Parent.

      Section 3.32 Company Disclosure Schedule. It is understood and agreed that any disclosure in the Company Disclosure Schedule shall qualify the disclosure under the specific section number referred to in the Company Disclosure Schedule as well as all other sections in this Agreement when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The Company shall make all reasonable efforts to specifically cross reference in the Company Disclosure Schedule all sections where a particular disclosure qualifies or applies.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except as disclosed in the Parent Disclosure Schedule or as specifically provided for in this Article IV, Parent hereby represents and warrants to the Company and the Stockholders as follows:

      Section 4.1 Organization, Standing and Power. Parent and each of its subsidiaries, including Merger Sub, are corporations duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of organization. Each of Parent and its subsidiaries, including Merger Sub, have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and as proposed to be conducted and are each duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries, including Merger Sub, is in violation of any of the provisions of its respective Certificate of Incorporation or Bylaws or equivalent organizational documents. Parent is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in the Parent SEC Documents, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent or any of it subsidiaries in accordance with and pursuant to the Parent's formal investment policy and comprising less than 5% of the outstanding stock of such company.

      Section 4.2 Capital Structure.

      (a) The authorized capital stock of Parent consists of: (i) 45,000,000 shares of Parent Common Stock, of which there were 7,085,863 shares issued and 6,985,763 shares outstanding as of the Execution Date, and (ii) 5,000,000 shares of preferred stock, par value $.001, of which 1,647,059 shall be designated as Parent Preferred Stock on or prior to the Closing Date, and of which no shares are issued and outstanding as of the Closing Date. No other shares of preferred stock of Parent have been designated as of the Execution Date. As of the Execution Date, there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than: (i) publicly-traded warrants to purchase 2,085,000 shares of Parent Common Stock at an exercise price of $6.30 per share as of the Execution Date (the "PARENT WARRANTS") or (ii) pursuant to the exercise of options outstanding under the 2001 Stock Option Plan of the Company (as amended, the "PARENT STOCK OPTION PLAN" and such options, the "PARENT OPTIONS"). The authorized capital stock of Merger Sub consists of 45,000,000 shares of common stock, par value $.001 per share, of which 1,000 shares are issued and outstanding and held by Parent, and 5,000,000 shares of preferred stock, par value $.001 per share, of which no shares are issued and outstanding. The shares of Parent Preferred Stock to be issued in the Merger will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

      (b) All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by Delaware Law, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. As of the close of business on the Execution Date, Parent has reserved 2,100,000 shares of Parent Common Stock for issuance to directors, employees and consultants pursuant to the Parent Stock Option Plan. As of the Execution Date, 1,333,416 shares of Parent Common Stock are issuable upon the exercise of vested Parent Options and 2,085,000 shares of Parent Common Stock are issuable upon exercise of the Parent Warrants. On the Execution Date, except as set forth on Schedule 4.2(b) to the Parent Disclosure Schedule and in the Parent SEC Documents and except for: (i) the rights created pursuant to this Agreement, the Parent Stock Option Plan, the Parent Options and the Parent Warrants and (ii) Parent's right to repurchase any unvested shares under the Parent Stock Option Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Parent Capital Stock or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on
Schedule 4.2(b) to the Parent Disclosure Schedule, the consummation of the merger transaction and other transactions contemplated hereby shall not increase, decrease, nor otherwise affect: (i) the number of shares for which any Parent Warrants or Parent Options are exercisable or (ii) the exercise price for any shares issuable pursuant to the Parent Warrants or Parent Options.

      (c)  Except  as set forth on  Schedule  4.2(c)  to the  Parent  Disclosure
Schedule, there are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights, registration rights or proxies relating to any securities of Parent to which Parent is a party or, to Parent's knowledge, to which Parent is not a party. All of the outstanding securities of Parent were issued in compliance with all applicable Federal and state securities laws.

      Section 4.3 Authority.

      (a) Parent and Merger Sub each have all requisite corporate power and authority to enter into this Agreement, each Other Document to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, each Other Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable, other than action by the Company's stockholders to approve the conversion of shares of Parent Preferred Stock which are convertible into 20% or more of Parent's outstanding Parent Common Stock as of the date hereof.

      (b) This Agreement and each Other Document to which they are a party have been duly executed and delivered by each of Parent and Merger Sub, as applicable, and each constitutes the valid and binding obligations of Parent and Merger Sub enforceable against each by the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity. The execution and delivery of this Agreement and each Other Document to which they are a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under: (i) any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not have had and would not be reasonably expected to have a Parent Material Adverse Effect.

      (c) Except as would not have a Parent Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in
Section 2.2, (ii) any filings as may be required under applicable federal, state and local securities laws and the securities laws of any foreign country, (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, (iv) the filing with the NASDAQ Small Cap Market ("NASDAQ") for the listing of shares of Parent Common Stock issuable upon conversion of the Parent Preferred Stock in the Merger; and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

      Section 4.4 SEC Documents; Financial Statements. Parent has made available to the Company (via the SEC's EDGAR system or otherwise) each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act, including the risk factors contained therein), definitive proxy statement, and other filing filed with the SEC (including, without limitation, all filings made under and pursuant to the Exchange Act) by:
(i) Parent since January 1, 2000 and (ii) Bioral Nutrient Delivery, LLC, a subsidiary of Parent (collectively, the "PARENT SEC DOCUMENTS"). In addition, Parent has made available to the Company (via the SEC's EDGAR system or otherwise) all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to the Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. Except as set forth on Schedule 4.4 to the Parent Disclosure Schedule, as of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "PARENT FINANCIAL STATEMENTS") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Parent as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). For the period from inception through December 31, 2003, Parent, on a cumulative basis, does not have any earnings or profits. Parent has fully complied with all certification requirements, and will comply with all certification requirements prior to the Effective Time, under the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

      Section 4.5 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than: (i) those set forth or adequately provided for in the balance sheet or in the notes to the Parent Financial Statements included in the Parent Financial Statements in Parent's Quarterly Report on Form 10-QSB for the period ended on March 31, 2004 (the "PARENT BALANCE SHEET DATE"), (ii) those incurred in the ordinary course of business since the Parent Balance Sheet Date and consistent with past practice, (iii) those incurred in connection with the execution of this Agreement, and (iv) those disclosed on Schedule 4.5 to the Parent Disclosure Schedule.

      Section 4.6 Litigation. Except as set forth in the Parent SEC Documents, as of the date of this Agreement, there is no material private or governmental action, suit, proceeding, claim, arbitration, governmental investigation, or to the knowledge of Parent private investigation, pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Parent or any of its subsidiaries, or, to the knowledge of Parent, or any of its subsidiaries, or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Parent Material Adverse Effect. Schedule 4.6 to the Parent Disclosure Schedule also lists all material litigation that Parent has pending as of the date of this Agreement against other parties which is not disclosed in the Parent SEC Documents.

      Section 4.7 Reorganization Matters. To Parent's knowledge, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor does Parent have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a tax-deferred reorganization within the meaning of Section 368 of the Code.

      Section 4.8 Brokers' and Finders' Fees. Neither Parent nor Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or pursuant to any Other Document.

      Section 4.9 Board Approval. The Board of Directors of Parent has: (i) approved this Agreement and the Merger and (ii) determined that the Merger is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders. Except to approve the conversion of shares of Parent Preferred Stock which are convertible into 20% or more of Parent's outstanding Parent Common Stock as of the date hereof, no approval of Parent's stockholders is required in connection with the Merger.

      Section 4.10 Investigation by Parent. Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, Intellectual Property and prospects of the Company, which investigation, review and analysis was done by Parent and its Affiliates and, to the extent Parent deemed appropriate, by Parent's representatives. Parent acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries as Parent has requested for such purpose. In entering into this Agreement, Parent acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company's or any of the Company's representatives (except the specific representations and warranties of the Company set forth in this Agreement and the Company Disclosure Schedule). Parent has formed an independent judgment concerning the Company.

      Section 4.11 Absence of Certain Changes. Except as set forth in the Parent SEC Documents prior to the date hereof or as expressly contemplated by this Agreement or as disclosed on Schedule 4.11 to the Parent Disclosure Schedule, since the Parent Balance Sheet Date there has not occurred any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.

      Section 4.12 Information Supplied. None of: (i) the information, documents or other due diligence matters supplied or to be supplied by or on behalf of Parent to the Company in connection with this Agreement or any of the transactions contemplated hereby, (ii) the representations and warranties of Parent contained in this Agreement or any Other Agreement or (iii) the Parent Disclosure Schedule contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 4.13 Parent Disclosure Schedule. It is understood and agreed that any disclosure in the Parent Disclosure Schedule shall qualify the disclosure under the specific section number referred to in the Parent Disclosure Schedule as well as all other sections in this Agreement when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. Parent shall make all reasonable efforts to specifically cross reference in the Parent Disclosure Schedule all sections where a particular disclosure qualifies or applies. In addition, the Company and the Stockholders specifically agree that they have had access to and have knowledge of the contents of all of the Parent SEC Documents as well as all press releases issued by Parent since inception.

                                   ARTICLE V .
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      Section 5.1 Conduct of Business. During the period from the Execution Date and continuing until the earlier of the termination of this Agreement or the Effective Time, the Parent and the Company each agree (except to the extent expressly contemplated by this Agreement or for those matters disclosed on the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. The Parent and, subject to Section 5.2 hereof, the Company further agree to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, to keep available the services of its present officers and key employees and to use its best efforts and all available resources to preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time, other than what would not have a Parent or a Company Material Adverse Effect. Each party agrees, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, to promptly notify the other party in writing of any event or occurrence not in the ordinary course of its business, and of any event which could reasonably be expected to have a material effect on the business, assets, properties or prospects of, respectively, Parent or the Company.

      Section 5.2 Restriction on Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or as expressly contemplated by this Agreement, the Company and the Stockholders shall not do, cause or permit any of the following, without the prior written consent of Parent, which consent shall be given within three (3) days business days of written notification from the Company requesting such consent:

      (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws (including the adoption of a "poison pill").

      (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it.

      (c) Material Contracts. Violate, breach, cause a default, comprise (or take any action which would reasonably lead to any of the foregoing) or terminate, amend or otherwise modify or waive any of the terms of any Material Contracts (including, without limitation, any Company IP Contracts or contracts, agreements or understandings with employees, officers, directors, stockholders or consultants).

      (d) Issuance of Securities. Except for: (i) the transfer of the Company Common Stock contemplated by this Agreement and (ii) the issuance of shares of the Company Common Stock pursuant to the exercise of the Company Options issued and outstanding on the Execution Date (all which shall be exercised prior to the Closing Date), issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock, Company Options or Company Convertible Securities or any other securities of the Company, or subscriptions or other rights to acquire, or other agreements or commitments of any character obligating it to issue any such securities.

      (e) Intellectual Property. Sell, transfer or assign to any Person, or create any Lien encumbering, any Company Intellectual Property or any rights to any Company Intellectual Property.

      (f) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others.

      (g) Payment of Obligations. Except any payments due to Atrix or pursuant to any Company IP Agreement, pay, discharge or satisfy or commit or agree to pay, discharge or satisfy, in an amount in excess of $20,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements

      (h) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $25,000 in any one case or $75,000 in the aggregate.

      (i) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies.

      (j) Employee Benefit Plans; Pay Increases. (i) Adopt or amend any employee benefit or stock purchase or option plan, except for amendments required under ERISA or except as necessary to maintain the qualified status of such plan under the Code or (ii) increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except as required by a Material Contract.

      (k) Lawsuits. Commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement or any Exhibits hereto.

      (l) Taxes and Accounting. (i) Other than as required by GAAP, make or change any material election in respect of Taxes, (ii) adopt or change any accounting method in respect of Taxes or otherwise or (iii) write up, write down or write off the value of any assets or revalue any assets including, without limitation, any Company Intellectual Property.

      Section 5.3 No Solicitation. During the period from the Execution Date and continuing until the earlier of the termination of this Agreement or the Effective Time, the Stockholders, the Company and the Company's officers, directors, employees or other agents will not, directly or indirectly: (i) take any action to solicit, initiate or intentionally encourage any Takeover Proposal (as defined below) or (ii) take any action to solicit, intentionally facilitate, intentionally encourage or engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company to, or afford access to the properties, Books or Records of the Company to, any Person that has advised the Company in writing that it intends to make, or that has made, a Takeover Proposal. For purposes of this Agreement, the term "TAKEOVER PROPOSAL" shall mean any offer or proposal for, or any indication of interest in (whether written or oral), a merger or other business combination involving the Company or the acquisition of any equity interest in, or any of material assets of, the Company, other than the transactions contemplated by this Agreement.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      Section 6.1 Access to Information; Disclosure Schedule Updates.

      (a) Upon reasonable notice, each party hereto shall afford the other party and its accountants, legal counsel and other representatives, reasonable access during normal business hours during the period from the Execution Date until the Effective Time or the earlier termination of this Agreement in accordance with its terms, provided that Parent or the Company contacts the other party's Chief Executive Officer prior to contacting any other employee of the other party hereto, to: (i) review all of the properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the other party as may be requested. Each party agrees to provide to the other party hereto and its accountants, legal counsel and other representatives copies of internal financial statements and other business analysis and documentation promptly upon request.

      (b) Subject to compliance with applicable Law, from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and Parent shall confer on a regular and frequent basis to report operational matters and the general status of ongoing operations of, respectively, the Company and Parent.

      (c) No information or knowledge obtained in any investigation after the Execution Date pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger; provided, however, that each party hereto shall promptly inform the other party hereto of any such information or knowledge obtained in its investigation which would reasonably be likely to have a Parent or a Company Material Adverse Effect. Additionally, during the period from the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, each party shall promptly notify the other party hereto in writing of:

            (i) the discovery of any event, condition, fact or circumstance which causes, caused, constitutes or constituted a breach of any representation or warranty made by Parent or the Company in this Agreement or any other agreement contemplated hereby;

            (ii) any material breach of any covenant or obligation by Parent or the Company; and

            (iii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this
Article VI or Article VII impossible or unlikely.

      (d) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 6.1(c) requires any material change in, respectively, the Company Disclosure Schedule or the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then the Company or Parent, as applicable shall promptly deliver to the other party an update to its Disclosure Schedule specifying such change (a "DISCLOSURE SCHEDULE UPDATE").

      (e) The Company shall provide Parent and its accountants, legal counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to: (i) all Company Books and Records, including for the purpose of auditing or preparing for the audit of the Company's financial statements as required by applicable SEC rules and regulations and (ii) all of the Company's Tax Returns and other records and work papers relating to Taxes, provided that Parent contacts the Company's Chief Financial Officer prior to contacting any other employee of the Company, and shall provide to Parent and its representatives the following information promptly upon the request of Parent: (A) the types of Tax Returns being filed by the Company in each taxing jurisdiction, (B) the year of the commencement of the filing of each such type of Tax Return, (C) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (D) all material Tax elections filed in each jurisdiction by the Company, (E) any deferred inter-company gain with respect to transactions to which the Company has been a party, and (F) receipts for any Taxes.

      Section 6.2 No Dissenters' Rights. Each of the Stockholders covenant and agree that: (a) they shall use their good faith best efforts to take all actions to vote for or otherwise approve of the Merger prior to the Closing (both as stockholders and directors of the Company) and (b) neither of the Stockholders will exercise any dissenter's rights under Delaware Law.

      Section 6.3 Confidentiality. Each of the Company, Parent and the Stockholders acknowledges that they: (i) have received material, nonpublic information of the other parties ("CONFIDENTIAL INFORMATION"), (ii) shall retain and hold the Confidential Information of the other parties in confidence and, except as required by Law or judicial or other process of a Governmental Entity, not disclose or reveal any such Confidential Information to others or permit the disclosure thereof, and (iii) shall return all Confidential Information of the other parties in the event that this Agreement is terminated. The Company and the Stockholders acknowledge and agree that a purpose of the confidentiality provisions of this Section 6.3 is so that Parent may be in compliance with Regulation FD promulgated by the SEC.

      Section 6.4 Public Disclosure. The Company and Parent shall consult with each other before issuing any press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue a press release or make any statements or disclosures without the prior written approval of the other (which consent shall not be unreasonably withheld), except as may be required by Law.

      Section 6.5 Consents; Cooperation.

      (a) Each of Parent and the Company shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. The Company and Parent shall each use their respective reasonable best efforts to obtain all necessary consents, waivers and approvals under any of their respective material contracts in connection with the Merger (including, without limitation, under the Company IP Agreements) to the extent required under such contracts.

      (b) The Company shall furnish Parent, on or prior to the Closing Date, with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under the applicable contracts of the Company set forth, or required to be set forth, on the Company Disclosure Schedule.

      Section 6.6 Legal Requirements. Each of the Company, the Stockholders and Parent shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

      Section 6.7 Treatment as Reorganization. Neither the Company nor Parent shall take any action prior to or following the Closing that would cause the merger to fail to qualify as a tax-deferred "reorganization" within the meaning of Section 368 of the Code.

      Section 6.8 Listing of Additional Shares. To the extent required and prior to the public registration thereof, Parent shall cause all shares of Parent Common Stock underlying the Parent Preferred to be issued pursuant to the terms of this Agreement to be approved for listing on NASDAQ.

      Section 6.9 Location of Arius. The parties agree that, following the Effective Time, the Surviving Corporation shall remain located in the Research Triangle Park area of Raleigh, North Carolina.

      Section 6.10 Financing of the Surviving Corporation. Following the Closing, Parent shall use not less than $2,000,000 of funds raised from the Parent Financing to finance the operations of the Surviving Corporation (including, without limitation, all Development Activities) in accordance with a business plan reasonably agreed to by the Stockholders and Parent and delivered by the Company to Parent as of the Execution Date (the "BUSINESS PLAN") (it being understood that such Business Plan may be amended or modified prior to, as of or following the Closing Date with the approval of Parent and Sirgo).

      Section 6.11 Atrix License Payment. By no later than as required pursuant to the Atrix License (as defined in Section 7.3(d) below), Parent shall contribute to the Surviving Corporation cash in the amount of not less than $1,000,000 to be used by the Surviving Corporation to make that certain $1,000,000 payment required under the Atrix License.

      Section 6.12 Board Observation and Nomination Rights.  After the Effective
Time: (i) until the conditions precedent set forth in the Certificate of Designations for conversion of all shares of Parent Preferred Stock into shares of Parent Common Stock have been satisfied, Sirgo shall be granted the right to observe and participate (but not vote) in all meetings of the Parent's Board of Directors as a board observer and (ii) following the time when the conditions precedent set forth in the Certificate of Designations for conversion of all shares of Parent Preferred Stock into shares of Parent Common Stock have been satisfied, the Stockholders, acting jointly and severally, shall have the right, in connection with each annual meeting of Parent's stockholders, to nominate, and the Company shall include such nomination in its proxy materials with a recommendation that the Company's stockholders vote for the election of, one (1) individual (who shall be Sirgo) to serve on Parent's Board of Directors, it being understood and agreed that that such nomination shall in all instances be subject to the affirmative vote of the holder's of the then outstanding shares of Parent Common Stock.

      Section 6.13 Non-Competition.

      (a) In consideration of the benefits to inure to them as a result of the Merger (including, without limitation, their receipt of the Parent Preferred Stock), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Sirgo and Finn respectively (and not jointly) agree that, during the Non-Competition Period, they each shall not, anywhere in the world, own, manage, operate, control, consult for, be an officer or director of, work for, or be employed in any capacity by any company, eleemosynary institution or any other business, entity, agency or organization (or a discrete business unit within any such entity) whose primary business purpose is to engage in a Competitive Activity; provided, however, that during Non-Competition Period, Sirgo and Finn may serve as a director, consultant or scientific advisor of such an entity that is either a Company licensee, or, for non-licensees, in such capacity as the Company's Board of Directors has granted them written permission, such permission not to be unreasonably withheld.

      (b) For purposes of this Agreement, the term "NON-COMPETITION PERIOD" shall mean, with respect to each of Sirgo and Finn, respectively, from the date hereof until the date on which they are no longer employed by the Company or any subsidiary thereof or serve as a director of the Company or any Subsidiary thereof plus two (2) years after such date. In the event that a court of competant jurisdiction determines that Sirgo or Finn, as the case may be, improperly competes with Parent, the period during which he engages in such competition shall not be counted in determining the duration of the two (2) year non-compete restriction

      (c) For purposes of this Agreement, the term "COMPETITIVE ACTIVITY" shall mean the development, manufacture, sale, license, packaging or marketing of the following technologies (or products incorporating such technologies): (i) (A) anionic phospholipid delivery technology or (B) buccal delivery technology, in each case for the delivery of drugs or nutrients for human or non-human applications and (ii) any technology or product which Sirgo or Finn, respectively and as the case may be, were actively and directly participating in on behalf of Parent or any subsidiary of Parent or joint venture in which Parent is participating at the time of termination (it being understood, for the avoidance of doubt, that the words "actively and directly" shall not include Sirgo or Finn's actions in a merely supervisory capacity). Section

      6.14 Certain Stockholder Approval. Parent shall use best efforts to obtain, at the next annual meeting of Parent's stockholders following the Closing (and at each special or annual meeting of Parent thereafter until approval is gained) the approval of Parent's stockholders necessary to permit the issuance by Parent of shares of Parent Common Stock upon conversion of the Parent Preferred Stock that would result in the total aggregate number of shares of Parent Common Stock issued or deemed to be issued at any time to any holder or all holders of Parent Preferred Stock exceeding 19.99% of the issued and outstanding shares of Common Stock immediately prior to the Effective Time.

      Section 6.15 Further Assurances. Parent, Merger Sub, the Company and the Stockholders shall use commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, following the Effective Time, the Stockholders shall file with the SEC all appropriate forms required under Section 16 of the Exchange Act.

                                   ARTICLE VII
                            CONDITIONS TO THE MERGER

      Section 7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement, each Other Document to which such party is a party or signatory, the Merger and the transactions contemplated hereby and thereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

      (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (which has jurisdiction over the Company or Parent), seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

      (b) Governmental Approval. Parent, Merger Sub and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including but not limited to such approvals, waivers and consents as may be required under the Securities Act, under state blue sky Laws.

      (c) Parent Financing. Prior to the Closing, Parent shall have obtained financing (by either license, debt or equity financing or other financing) in an amount equal no less than $6,000,000 in one or more related or unrelated transactions and on terms reasonably satisfactory to Parent (such financing, the "PARENT FINANCING").

      (d) Atrix License. (i) The Company shall have executed and delivered to Parent a waiver agreement relating to certain terms and conditions contained in that certain license agreement between the Company and Atrix regarding the BioErodible MucoAdhesive (BEMA) technology (the "ATRIX LICENSE"), which waiver agreement shall be in the form agreed to by Parent and the Company and (ii) except as modified by such waiver agreement, the Atrix License shall be unterminated and unmodified by the parties thereto and in full force and effect.

      (e) Reorganization. The Company and Parent shall be reasonably satisfied, in their respective discretions, that the Merger constitutions a tax-deferred reorganization under Section 368(a) of the Code.

      Section 7.2 Additional Conditions to Obligations of the Company and the Stockholders. The obligations of the Company and the Stockholders to consummate and effect this Agreement, each Other Document to which they are a party or signatory, the Merger and the transactions contemplated hereby and thereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

      (a) Representations, Warranties and Covenants. Except: (i) for the impact on Parent of the Parent Financing and (ii) as disclosed in the Parent Disclosure Schedule dated as of the Execution Date (as amended by any Disclosure Schedule Update): (i) the representations and warranties of Parent in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of Parent which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent as of the Effective Time.

      (b) Parent Officer's Certificate. At the Closing, the Company and the Stockholders shall have received a duly executed certificate on behalf of Parent by an authorized officer to the effect set forth in Section 7.2(a).

      (c) Parent Secretary Certificate. At the Closing, the Company and the Stockholders shall have received a duly executed certificate from the Secretary of Parent and Merger Sub with respect to: (i) the certificate of incorporation, as certified by the Secretary of State of Delaware as of a recent date, and bylaws of such entities, (ii) resolutions of the board of directors of such entities with respect to the authorizations of this Agreement and the other agreements contemplated hereby, (iii) a certificate of existence and good standing as of a recent date from the Secretary of State of the State of Delaware and (iv) the incumbency of the executing officers of such entities.

      (d) Payment on Company Notes. At or prior to the Closing, Parent shall pay to each of Sirgo and Finn an amount in cash equal to $25,552.87 and $28,638.73, respectively, representing one hundred percent (100%) of the outstanding principal and interest due under the Company Notes.

      (e) Certificate of Designations. At or prior to the Closing, the Certificate of Designations of the Parent Preferred Stock, in the form attached hereto as Exhibit B (the "CERTIFICATE OF DESIGNATIONS"), shall have been duly filed with and accepted by the Secretary of State of Delaware.

      (f) Preferred Stock Certificates. At the Closing, the stockholders of the Company listed on Schedule 3.2(a) to the Company Disclosure Schedule and the Stockholders shall have received share certificates for an appropriate amount of shares of Parent Preferred Stock.

      (g) Registration Right Agreement. At the Closing, Parent shall have executed and delivered to the Stockholders a registration rights agreement in the form attached hereto as Exhibit C (the "REGISTRATION RIGHTS AGREEMENT").

      (h) Employment Agreements. Parent shall have duly executed and delivered to each of Sirgo and Finn an employment agreement between Parent and such individuals, in each case substantially in the form attached hereto as Exhibit D (the "EMPLOYMENT AGREEMENTS").

      (i) Parent Counsel Legal Opinion. The Company shall have been furnished with the favorable opinion of Ellenoff Grossman & Schole LLP, counsel to Parent, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E.

      (j) Voting Agreement. At the Closing, certain stockholders of Parent shall have duly executed and delivered to the Stockholders a Voting Agreement, to be executed by such Parent stockholders, which agreement shall be substantially in the form attached hereto as Exhibit G (the "PARENT STOCKHOLDER VOTING AGREEMENT").

      (k) BSP Waiver. At the Closing, Parent shall have delivered to the Company a written waiver, in the form mutually acceptable to the Company and Parent, of Biotech Specialty Partners, LLC ("BSP"), wherein BSP shall have waived all of its rights under that certain agreement dated November 30, 2000, between BSP and Parent with respect to any and all current or future products of the Company.

      Section 7.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect Agreement, each Other Document to which it is a part or signatory, the Merger and the transactions contemplated hereby and thereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

      (a) Representations, Warranties and Covenants. Except as disclosed in the Company Disclosure Schedule dated as of the Execution Date (as amended by any Disclosure Schedule Update): (i) the representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of the Company which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect and (ii) the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company as of the Effective Time.

      (b) Company Officer's Certificate. Parent shall have been provided with a certificate executed on behalf of the Company by an authorized officer to the effect set forth in Section 7.3(a).

      (c) Company Secretary Certificate. Parent shall have received a duly executed certificate from the Secretary of the Company with respect to: (i) the certificate of incorporation, as certified by the Secretary of State of Delaware as of a recent date, and bylaws of the Company, (ii) resolutions of the board of directors of the Company with respect to the authorizations of this Agreement and the other agreements contemplated hereby, (iii) a certificate of existence and good standing as of a recent date from the Secretary of State of the State of Delaware and (iv) the incumbency of the executing officers of the Company.

      (d) Legal Opinion. Parent shall have been furnished with the favorable opinion of Wyrick Robbins Yates & Ponton LLP, dated as of the Closing Date, counsel to the Company, substantially in the form attached hereto as Exhibit F.

      (e) Acceleration and Exercise of Options. At the Closing, Parent shall have received satisfactory written evidence that the all Company Options outstanding as of the Execution Date have been exercised and are no longer outstanding as of the Closing Date.

      (f) Stockholder Voting Agreement. At the Closing, the Stockholders shall have duly executed and delivered to Parent a Voting Agreement, to be executed by the Stockholders, which agreement shall be substantially in the form attached hereto as Exhibit H (the "STOCKHOLDER VOTING AGREEMENT").

      (g) Certificate of Designations. As of or prior to the Closing, the Certificate of Designations shall have been duly accepted by the Secretary of State of Delaware.

      (h) Employment  Agreements.  At the Closing,  each of Sirgo and Finn shall
have  duly  executed  and  delivered  to  Parent  their  respective   Employment
Agreements.

      (i) Registration Rights Agreement. At the Closing, the Stockholders shall have duly executed and delivered to Parent the Registration Rights Agreement.

      (j) Resignations and Terminations. Effective immediately prior to the Effective Time: (i) all current officers and directors of the Company shall have resigned in writing and delivered such written resignations to Parent and (ii) Sirgo and Finn, respectively, and the Company shall have effectively terminated the respective Company employment agreements of Sirgo and Finn set forth on
Schedule 3.15(a).

      (k) Company Common Stock. The holders of all shares of Company Common Stock shall have delivered original stock certificates representing such shares to Parent.

      (l) FIRPTA. The Company shall, on or prior to the Closing Date, have provided Parent with a properly executed FIRPTA Notification Letter, in the form reasonably agreed to by the parties, which states that shares of the Company Capital Stock do not constitute "United States real property interests" under
Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 2.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 2.897-2(h)(2), along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger.

      (m) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since July 31, 2004.

      (n) Third Party Consents. The Company shall have obtained all necessary consents from third parties, including, without limitation, a consent from Reckitt Benckiser Healthcare (UK) Limited.

      (o) Instruments and Possessions. In order to effect the Merger, the Company and the Stockholders shall have executed and/or delivered to Parent: (i) such changes relating to the bank accounts and safe deposit boxes of the Company as are being transferred to the Surviving Corporation and (ii) such other certificates, documents, instruments and agreements as Parent shall deem necessary in its reasonable discretion in order to effectuate the Merger and the other transactions contemplated herein, in form and substance reasonably satisfactory to Parent.

                                  ARTICLE VIII.
                                   TERMINATION

      Section 8.1 Termination. At any time prior to the Effective Time, and subject to Section 8.3 below, this Agreement may be terminated:

      (a) by mutual written consent duly authorized by each party's Board of Directors;

      (b) After August 24, 2004, by either Parent or the Company, if the Closing shall not have occurred on or before such date (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to any party whose action or failure to act has been the cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

      (c) by Parent, if: (A) the Company shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach which has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect and such breach shall not have been cured within five
(5) business days of receipt by the Company of written notice of such breach (describing the details of such breach); provided, however, that the right to terminate this Agreement by Parent under this Section 8.1(a)(iii)(A) shall not be available to Parent where Parent is at that time in breach of this Agreement, which breach has had, or would reasonably be expected to result in, a Parent Material Adverse Effect; or (B) if one or more of the conditions to Parent's obligation to consummate the transactions contemplated hereby specified in Sections 7.1 or 7.3 hereof is not satisfied or fails to occur;

      (d) by the Company, if: (A) Parent shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach which has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect and such breach shall not have been cured within five
(5) business days of receipt by Parent of written notice of such breach (describing the details of such breach); provided, however, that the right to terminate this Agreement by Parent under this Section 8.1(a)(iv)(A) shall not be available to the Company where Parent is at that time in breach of this Agreement, which breach has had, or would reasonably be expected to result in, a Company Material Adverse Effect, or (B) if one or more of the conditions to the Company's obligation to consummate the transactions contemplated hereby specified in Sections 7.1 or 7.2 hereof is not satisfied or fails to occur; or

      (e) by either Parent or the Company if: (A) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (B) if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.

      Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or the Stockholders or their respective officers, directors, stockholders or Affiliates, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement.

      Section 8.3 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

                                   ARTICLE IX.

                            SURVIVAL; INDEMNIFICATION

      Section 9.1 Survival. Unless satisfied or terminated prior to the Effective Time in accordance with Article XIII hereof, the agreements and covenants contained in this Agreement shall survive the Closing Date without limitation. The representations and warranties contained in this Agreement shall survive the Closing Date for a period of twenty-four (24) months, except that any representation or warranty of the Company and the Stockholders contained in
Section 3.12 (Taxes) shall survive until the expiration of one (1) year after the expiration of the applicable statute of limitations.

      Section 9.2 Obligation of the Company and the Stockholders to Indemnify.

      (a) Prior to the Effective Time, the Company and the Stockholders agree, jointly and severally, and after the Effective Time, the Stockholders, severally and pro rata for each of them in proportion the percentage of the aggregate shares of Parent Preferred Stock received by them in connection with the Merger, agree to indemnify, defend and hold harmless Parent and the Surviving Corporation (and their respective directors, officers, employees, affiliates, stockholders, agents, attorneys, successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' and consultants' fees and disbursements) (collectively, "LOSSES") based upon, arising out of or otherwise in respect of any: (i) inaccuracy in any representation or warranty of the Company and the Stockholders contained in this Agreement, the Exhibits hereto or in the Company Disclosure Schedules or (ii) breach by the Company or the Stockholders of any covenant or agreement contained in this Agreement.

      (b) Parent hereby agrees that in pursuing any claim for Losses for any breach by the Company or the Stockholders under Section 9.2(a) hereof, Parent shall only be entitled to seek satisfaction for such claim for Losses from the Stockholders in the amounts set forth in Section 9.4(b) below and solely and exclusively from the following sources and in the following priority:

                  (i) First, from the shares of Parent Preferred Stock received in the Merger or shares of Parent Common Stock received upon conversion thereof (it being understood, for the avoidance of doubt, that if, at the time of the applicable Loss, no shares of Parent Preferred Stock have been converted or sold, Parent's only recourse for Losses shall be against the shares of Parent Preferred Stock held by the Stockholders and any distributions received thereon or proceeds received therfrom); and

                  (ii) Second, from the cash or other proceeds received by the Stockholders from distributions received on, or any future sales by them of, shares of Parent Preferred Stock received in the Merger or shares of Parent Common Stock underlying such shares of Parent Preferred Stock.

      Section 9.3 Obligation of Parent to Indemnify. Prior to the Effective Time, Parent agrees to indemnify, defend and hold harmless the Stockholders and the Company (and its directors, officers, employees, affiliates, stockholders, agents, attorneys, successors and assigns), and after the Effective Time, the Stockholders only, from and against any Losses based upon, arising out of or otherwise in respect of any: (i) inaccuracy in any representation or warranty of Parent contained in this Agreement or (ii) breach by Parent of any covenant or agreement contained in this Agreement.

      Section 9.4 Limitations on Liability. Notwithstanding anything in this Agreement to the contrary:

      (a) In no event shall any party hereto, or any direct or indirect stockholder, beneficiary, owner or Affiliate thereof, or any officer, director, employee, trustee, or agent of any of the foregoing or any Affiliate or controlling person thereof, be liable to any Person, in contract, tort or otherwise for any punitive or exemplary Losses arising from or relating to this Agreement.

      (b) In no event shall the Stockholders or Parent be entitled to recover any Losses from one another under this Agreement in an amount in excess of $3,500,000 in the aggregate; provided, however, that to the extent that the shares of Parent Preferred Stock or Parent Common Stock underlying the Parent Preferred Stock are sold by the Stockholders for, or the Stockholders receive proceeds by way of dividend or distributions on the shares of Parent Preferred Stock or Parent Common Stock underlying the Parent Preferred Stock, in excess of $3,500,000 in the aggregate, Parent and the Stockholders shall be entitled to recover from one another for Losses of $3,500,000 plus such excess amount, in each case up to no more than a maximum amount of $7,000,000.

      (c) The indemnification provisions contained in this Article IX shall be the sole and exclusive remedies of the Stockholders and Parent against each other with respect to any and all causes of action related to this Agreement; provided, however, that it is expressly understood and agreed the foregoing limitations shall not be applicable with respect to non-monetary remedies available to the parties relating to breaches of any agreement or covenant of, respectively, the Stockholders and Parent contained in this Agreement, for which any and all non-monetary remedies shall be available to the parties.

      Section 9.5 Notice and Opportunity to Defend.

      (a) Promptly after receipt by any Person entitled to indemnity under this Agreement (an "INDEMNITEE") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "ASSERTED LIABILITY") that may result in a Loss, the Indemnitee shall give written notice thereof (a "CLAIMS NOTICE") to any other party (or parties) who is or may be obligated to provide indemnification pursuant to Section 9.2 or 9.3 (the "INDEMNIFYING PARTY"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

      (b) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days after the date the Claims Notice is given (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability, provided, however, that the Indemnifying Party may settle or compromise any Asserted Liability without the consent of the Indemnitee so long as such settlement or compromise releases the Indemnitee and does not include any admission or statement of fault against the Indemnitee. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party. Except as otherwise provided in the immediately preceding sentence, the Indemnitee may not settle or compromise any claim over the objection of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

                                   ARTICLE X.
                               GENERAL PROVISIONS

      Section 10.1 Amendment. This Agreement may be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

      Section 10.2 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the other parties contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party granting such waiver or extension and only for the specific instance for which such waiver or extension was granted.

      Section 10.3 Notices. All notices, requests, demands, consents and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given and received to or by the party to whom the same is so given or made: (a) if delivered by hand, on the day it is so delivered against receipt, (b) if mailed via the United States mail, certified first class mail, postage prepaid, return receipt requested, on the fifth (5th) business days after it is mailed, (c) if sent by a nationally recognized overnight courier, on the business day after it is sent or (d) if sent by facsimile transmission, on the day it is so delivered (with confirmation of receipt), at the address or fax number of such party as set forth below, which address and fax number may be changed by notice to the other party hereto duly given as set forth herein):

      if to Parent or Merger Sub, to:

      BioDelivery Sciences International, Inc.
      UMDNJ-New Jersey Medical School
      185 South Orange Avenue, Administrative Building 4
      Newark, New Jersey 07103
      Telephone: (973) 972-0015
      Fax No.: (973) 972-0323
      Attention: Francis E.  O'Donnell, Jr.

      with a copy to:

      Ellenoff Grossman & Schole LLP
      370 Lexington Avenue, 19th Floor
      New York, New York 10017
      Telephone: (212) 370-1300
      Fax No.: (212) 370-7889
      Attention: Barry I. Grossman, Esq.

      if to the Company or the Stockholders, to:

      Arius Pharmaceuticals, Inc.
      3100 Stone Gap Court
      Raleigh, North Carolina 27612
      Telephone: (919) 510-8542
      Fax No.: (919) 789-0643
      Attention: Mark Sirgo

      with a copy to:

      Wyrick Robbins Yates & Ponton LLP
      4101 Lake Boone Trail, Suite 300
      Raleigh, North Carolina 27607-7506
      Telephone: (919) 781-4000
      Fax No.: (919) 781-4865
      Attention:  Larry E. Robbins, Esq.

      Section 10.4 Certain Interpretive Conventions.

      (a) In this Agreement, any reference to any event, change, condition or effect being "MATERIAL" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries taken as a whole.

      (b) In this Agreement, any reference to a party's "KNOWLEDGE" means the actual knowledge of each of such party's executive officers and directors, provided it shall be assumed that such executive officers and directors shall have made reasonable and customary inquiry of the matters presented.

      (c) In this Agreement, any reference to a party conducting its business or other affairs or taking any action in the "ORDINARY COURSE OF BUSINESS" means that such an action taken by or on behalf of such party shall not be deemed to have been taken in the "ordinary course of business" unless such action is taken in the ordinary course of such party's normal day to day operations and is similar in nature and magnitude to actions customarily taken, without any separate or special authorization.

      (d) The words "INCLUDE," "INCLUDES" and "INCLUDING" when used in this Agreement shall be deemed in each case to be followed by the words "without limitation."

      (e) The phrase "MADE AVAILABLE" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

      (f) The phrases "THE DATE OF THIS AGREEMENT", "THE DATE HEREOF" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date.

      (g) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.

      (h) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 10.5 Entire Agreement. This Agreement, together with the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any other Person any rights or remedies hereunder.

      Section 10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      Section 10.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      Section 10.8 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the jurisdiction of any federal or state court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 10.9 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its attorneys' fees and all other costs and expenses incurred in such action or suit.

      Section 10.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      Section 10.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void.

      Section 10.12 Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

      Section 10.13 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                      [This Page Intentionally Left Blank]


                            [Signature Page Follows]

      IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholders, have each caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.


                                   BIODELIVERY SCIENCES INTERNATIONAL, INC.

                                   By:  /s/ Francis E. O'Donnell, Jr.
                                        ----------------------------------------
                                   Name: Francis E. O'Donnell, Jr.
                                   Title:  Chief Executive Officer and President


                                   ARIUS ACQUISITION CORP.

                                   By:  /s/ Francis E. O'Donnell, Jr.
                                        ----------------------------------------
                                   Name: Francis E. O'Donnell, Jr.
                                   Title:  Chief Executive Officer and President


                                   ARIUS PHARMACEUTICALS, INC.

                                   By:  /s/ Mark A. Sirgo
                                        ----------------------------------------
                                   Name: Mark A. Sirgo
                                   Title:  President and Chief Executive Officer


                                   STOCKHOLDERS:

                                   /s/ Mark A. Sirgo
                                        ----------------------------------------
                                   Mark A. Sirgo


                                   /s/ Andrew L.  Finn
                                        ----------------------------------------
                                   Andrew L.  Finn



                 [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION]

                                   SCHEDULE A

                                  DEFINED TERMS

      When used in this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

      "AFFILIATE" or "AFFILIATES" of a specified Person is a Person or Persons that: (i) directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified or (ii) in the case of a natural person, is a spouse, linear ancestor or linear descendant of any such specified person or (iii) in the case of a natural person, is a legal representative or trustee of any such specified persons or (iv) is an officer, director, trustee, employee, stockholder, member, partner, principal or trust for the benefit of any entity or Person referred to in the preceding clauses (i), (ii) or (iii).

      "ATRIX" shall mean Atrix Laboratories, Inc.

      "BOOKS AND RECORDS" shall mean all books and records produced by or in the possession of the Company or its accountants, attorneys or advisors pertaining to the Company, including, without limitation, those Books and Records pertaining to: (i) the Company Intellectual Property, (ii) the business of the Company, (iii) Persons in privity of contract with the Company, (iv) the products, products in development, proposed products, customers, distributors and suppliers of the Company, (v) minutes of stockholder and directors meetings,
(vi) the Company Capital Stock and (vii) all financial statements, ledgers, spreadsheets, work papers, tax returns and other information relevant to the financial condition of the Company or such returns.

      "COMPANY CAPITAL STOCK" shall mean all outstanding shares of the Company's Common Stock, all outstanding shares of Company Convertible Securities, all Company Options and all outstanding shares of any other capital stock of the Company immediately prior to the Effective Time.

      "COMPANY COMMON STOCK" shall mean shares of the common stock, par value $0.01 per share, of the Company.

      "COMPANY CONVERTIBLE SECURITIES" shall mean any and all convertible securities of any type or any other rights to purchase or otherwise acquire shares of the Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise.

      "COMPANY DISCLOSURE SCHEDULE" shall mean a separate disclosure schedule of the Company, dated as of the Execution Date and delivered by the Company to Parent prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement, as the same may be amended by any Disclosure Schedule Update.

      "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of the Company; provided, however, that any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which the Company participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where the Company has material operations or sales shall not be taken into account in determining whether there has been or will be a Company Material Adverse Effect.

      "COMPANY NOTES" shall mean those certain loans previously and equally made by the Stockholders to the Company in the aggregate amount as of the Effective Date of approximately $60,000.

      "COMPANY OPTIONS" shall mean any and all warrants, options or other rights to purchase or otherwise acquire shares of the Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, under and pursuant to the Company's 2003 Stock Plan or any other incentive plan or agreement adopted or entered into by the Company on or prior to the Effective Date (the "COMPANY STOCK OPTION PLAN").

      "CONTROL" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through: (i) the ownership of voting shares (ii) general partnership or managing member interests (iii) common directors or trustees or (iv) by contract or otherwise.

      "DEFINED BENEFIT PLAN" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

      "ENVIRONMENTAL APPROVALS" shall mean all permits, licenses, authorizations and approvals required under Environmental Law with respect to the operation or conduct of its business or the ownership or operation of the Property and Facilities.

      "ENVIRONMENTAL CLAIM" shall mean all claims or causes of actions, whether or not asserted, including but not limited to claims by any person or Governmental Entity or other third party, alleging potential liability or responsibility for violation of any Environmental Law or any Environmental Approval or for threat or injury to the environment, health or safety, personal injury (including sickness, disease or death) or property or natural resource damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), investigation, cleanup, removal, remedial or response action or costs, contribution, restitution, administrative civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon a Pre-Existing Environmental Condition.

      "ENVIRONMENTAL LAW" shall mean any statute, law (including common law), treaty, ordinance, rule, regulation, code, policy, license, permit, consent, approval, judgment, order, administrative order or decision, decree or injunction of any Governmental Entity relating to the protection of human health or the environment (including air, water, soil and natural resources), or the generation, treatment, manufacturing, use, storage, handling, recycling, presence, release, disposal, transportation or shipment of any Hazardous Material.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, and all rules and regulations promulgated thereunder, each as amended from time to time.

      "FACILITIES" shall mean all buildings and improvements on the Property.

      "HAZARDOUS MATERIAL" shall mean any material, substance, waste, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Entity or under any Environmental Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains polychlorinated biphenyls (PCB's), radon gas, urea formaldehyde, asbestos-containing materials
(ACM) or lead.

      "INTELLECTUAL PROPERTY" shall mean:

            (i) patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part, reissues and renewal applications), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any such jurisdiction; research and development data (including without limitation the results of research into and development of drug or biologic-based products and drug delivery systems), formulae, know-how, proprietary processes, algorithms, models and methodologies, technical information, designs, procedures, laboratory notebooks, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person;

            (ii) inventions, discoveries and biological materials, whether patentable or not and whether or not reduced to practice, in any domestic or foreign jurisdiction;

            (iii) trademarks, service marks, trade names, brand names, certification marks, designs, logos and slogans, domain names, commercial symbols, business name registrations, domain names, trade dress and other indications of origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application;

            (iv) registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof;

            (v) writings and other works of authorship of any type (including the content contained on any web site), whether copyrightable or not, in any such jurisdiction; computer software (whether in source code or object code form), databases, compilations and data; and

            (vi) any other technology or intellectual property or proprietary or other rights therein of any type or nature.

      "LAW" or "LAWS" shall mean any foreign, federal, state or local law, statute, order, rule, regulation, policy or guideline enacted, promulgated or administered, or judgments, holdings, decisions or orders entered by, any Governmental Entity.

      "LIABILITIES" shall mean any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty, endorsement or cause of action of or by any Person, absolute or contingent, accrued or unaccrued, reserved or unreserved, due or to become due, liquidated or unliquidated.

      "LIENS"   shall   mean   mortgages,    pledges,   claims,    restrictions,
infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever.

      "MEMBER OF THE CONTROLLED GROUP" shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

      "MULTIEMPLOYER PLAN" shall mean a plan described in Section 3(37) of ERISA.

      "PARENT COMMON STOCK" shall mean shares of the common stock of Parent, par value $.001 per share.

      "PARENT DISCLOSURE SCHEDULE" shall mean a separate disclosure schedule of the Parent, dated as of the Execution Date and delivered by Parent to the Company and the Stockholders prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement, as the same may be amended by any Disclosure Schedule Update.

      "PARENT MATERIAL ADVERSE EFFECT" shall mean any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Parent and its subsidiaries, taken as a whole; provided, however, that any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Parent and its subsidiaries participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where the Parent or any of its subsidiaries has material operations or sales shall not be taken into account in determining whether there has been or will be a Parent Material Adverse Effect.

      "PARENT PREFERRED STOCK" shall mean shares of the Series A Non-Voting Convertible Preferred Stock of Parent, par value $.001 per share.

      "PERSON" shall mean any individual or any foreign or domestic corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, any other business association or any trust or any other entity.

      "PRE-EXISTING ENVIRONMENTAL CONDITION" shall mean: (i) any presence or Release of any Hazardous Material at, on, under, from or to the Property or Facilities before or at Closing (and any migration therefrom, whether before or after Closing); (ii) any presence, Release or threatened Release of any Hazardous Material at, on, under, from or to any other location before or at Closing (and any migration therefrom, whether before or after Closing); and
(iii) any other circumstances occurring before or at Closing forming the basis of any actual or alleged violation of, or liability under, any Environmental Law or any Environmental Approval.

      "PROPERTY" shall mean all real property leased or owned by the Company or its Affiliates or the Stockholders in connection with the Company, in each case either currently or in the past.

      "RELEASE" shall mean any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

      "SECURITIES ACT" shall mean the Securities Act of 1933, and all rules and regulations promulgated thereunder, each as amended from time to time.

      "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person.

      "TAX RETURN" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

                              CROSS-REFERENCE TABLE

      The following capitalized terms are defined in the sections of this Agreement indicated below:

---------------------------------------- ---------------------------------------
TERM                                     SECTION
---------------------------------------- ---------------------------------------
Agreement                                Preamble
---------------------------------------- ---------------------------------------
Asserted Liability                       9.4(a)
---------------------------------------- ---------------------------------------
Atrix License                            7.1(d)
---------------------------------------- ---------------------------------------
BSP                                      7.2(k)
---------------------------------------- ---------------------------------------
Business Plan                            6.10
---------------------------------------- ---------------------------------------
CERCLA                                   3.13(d)
---------------------------------------- ---------------------------------------
Certificate Designations                 7.2(f)
---------------------------------------- ---------------------------------------
Certificate of Merger                    2.2
---------------------------------------- ---------------------------------------
Claims Notice                            9.4(a)
---------------------------------------- ---------------------------------------
Closing                                  2.2
---------------------------------------- ---------------------------------------
Closing Date                             2.2
---------------------------------------- ---------------------------------------
Company                                  Preamble
---------------------------------------- ---------------------------------------
Company Authorizations                   3.8
---------------------------------------- ---------------------------------------
Company Financial Statement              3.4(a)
---------------------------------------- ---------------------------------------
Company Intellectual Property            3.10(a)
---------------------------------------- ---------------------------------------
Company IP Agreements                    3.11(a)
---------------------------------------- ---------------------------------------
Company Products                         3.11(a)
---------------------------------------- ---------------------------------------
Competitive Activity                     6.13(c)
---------------------------------------- ---------------------------------------
Confidential Information                 6.3
---------------------------------------- ---------------------------------------
Delaware Law                             2.1
---------------------------------------- ---------------------------------------
Development Activities                   3.11(a)
---------------------------------------- ---------------------------------------
Disclosure Schedule Update               6.1(d)
---------------------------------------- ---------------------------------------
Effective Time                           2.2
---------------------------------------- ---------------------------------------
Employment Agreements                    7.2(i)
---------------------------------------- ---------------------------------------
Execution Date                           Preamble
---------------------------------------- ---------------------------------------

---------------------------------------- ---------------------------------------
FDA                                      3.11(b)
---------------------------------------- ---------------------------------------
Finn                                     Preamble
---------------------------------------- ---------------------------------------
Governmental Entity                      3.3(c)
---------------------------------------- ---------------------------------------
Idemnifying Party                        9.4(a)
---------------------------------------- ---------------------------------------
Idemnitee                                9.4(a)
---------------------------------------- ---------------------------------------
"include; includes; including"           10.4(c)
---------------------------------------- ---------------------------------------
"knowledge"                              10.4(b)
---------------------------------------- ---------------------------------------
Leased Premises                          3.22(f)
---------------------------------------- ---------------------------------------
Leases                                   3.22(f)
---------------------------------------- ---------------------------------------
"made available"                         10.4(e)
---------------------------------------- ---------------------------------------
Material Contracts                       3.20
---------------------------------------- ---------------------------------------
"material"                               10.4(a)
---------------------------------------- ---------------------------------------
Merger Sub                               Preamble
---------------------------------------- ---------------------------------------
Merger                                   Recitals
---------------------------------------- ---------------------------------------
NASDAQ                                   4.3(a)
---------------------------------------- ---------------------------------------
Non-Competition Period                   6.13(b)
---------------------------------------- ---------------------------------------
"ordinary course of business"            10.4(c)
---------------------------------------- ---------------------------------------
Other Document                           3.3(d)
---------------------------------------- ---------------------------------------
Parent                                   Preamble
---------------------------------------- ---------------------------------------
Parent Balance Sheet Date                4.5
---------------------------------------- ---------------------------------------
Parent Financial Documents               4.4
---------------------------------------- ---------------------------------------
Parent Financing                         7.1(c)
---------------------------------------- ---------------------------------------
Parent Options                           4.2(a)
---------------------------------------- ---------------------------------------
Parent SEC Documents                     4.4
---------------------------------------- ---------------------------------------
Parent Stock Option Plan                 4.2(a)
---------------------------------------- ---------------------------------------
Parent Warrants                          4.2(a)
---------------------------------------- ---------------------------------------
Plans                                    3.15(a)
---------------------------------------- ---------------------------------------
Proceeding                               3.7
---------------------------------------- ---------------------------------------

---------------------------------------- ---------------------------------------
Real Property                            3.22(a)
---------------------------------------- ---------------------------------------
Recourse Amounts                         9.2(b)(ii)
---------------------------------------- ---------------------------------------
Reference Balance Sheet Date             3.4(a)
---------------------------------------- ---------------------------------------
Reference Balance Sheet                  3.4(a)
---------------------------------------- ---------------------------------------
Reference Income Statement               3.4(a)
---------------------------------------- ---------------------------------------
Registration Rights Agreement            7.2(h)
---------------------------------------- ---------------------------------------
SEC                                      2.11
---------------------------------------- ---------------------------------------
Sirgo                                    Preamble
---------------------------------------- ---------------------------------------
Stockholders                             Preamble
---------------------------------------- ---------------------------------------
Termination Exemption                    8.3(b)
---------------------------------------- ---------------------------------------
Termination Fee                          8.3(b)
---------------------------------------- ---------------------------------------
"the date hereof"                        10.4(f)
---------------------------------------- ---------------------------------------
"the date of this Agreement"             10.4(f)
---------------------------------------- ---------------------------------------
Voting Agreement                         7.2(j)
---------------------------------------- ---------------------------------------

                                   EXHIBIT "B"

                                     FORM OF

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                 SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK
                                       OF
                    BIODELIVERY SCIENCES INTERNATIONAL, INC.

      Acting pursuant to Sections 151(a) and (g) of the Delaware General Corporation Law, the undersigned, Francis E. O'Donnell, Jr., the duly elected and acting Chairman, President and Chief Executive Officer of BioDelivery Sciences International, Inc., a Delaware corporation, hereby certifies that the Board of Directors of the Company duly approved the following Certificate of Designation of Series A Non-Voting Convertible Preferred Stock of the Company on July 29, 2004, and that the Certificate of Incorporation of the Company expressly authorizes the Board to so designate and issue one or more series of preferred stock, par value $.001 per share, of the Company. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the shares said Series A Non-Voting Convertible Preferred Stock of the Company are as described in the following resolution, duly adopted by the Board of Directors of the Company:

      "WHEREAS, the Certificate of Incorporation of BioDelivery Sciences International, Inc., a Delaware corporation (the "COMPANY") authorizes a class (or classes) of up to five million (5,000,000) shares of preferred stock, par value $.001 per share (the "PREFERRED STOCK"), and provides that such Preferred Stock may be issued from time to time in one or more series and vests authority in the Board of Directors of the Company (the "Board") to fix or alter the rights, preferences, privileges, restrictions and other matters granted to or imposed upon any wholly unissued series of the Preferred Stock;

      WHEREAS, the Company has not heretofore issued any Preferred Stock; and

      WHEREAS, it is the desire of the Board to fix and determine the rights, preferences, privileges, restrictions and other matters relating to one million six hundred forty-seven thousand and fifty nine (1,647,059) shares of Series A Non-Voting Convertible Preferred Stock of the Company (the "SERIES A STOCK").

      NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority expressly granted to and vested in the Board by the Certificate of Incorporation of the Company, there is hereby created, out of the five million (5,000,000) shares of Preferred Stock authorized in Article FOURTH of the Certificate of Incorporation a series of Preferred Stock, consisting of one million six hundred forty-seven thousand and fifty nine (1,647,059) shares and having the designations, powers, number, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof set forth below:

      A. Authorized Number. One million six hundred forty-seven thousand and fifty nine (1,647,059) of the authorized shares of Preferred Stock are hereby designated "Series A Non-Voting Convertible Preferred Stock."

      B. Designation. The rights, preferences, privileges, restrictions and other matters relating to Series A Stock are as follows:

            1. Dividend Rights. Holders of Series A Stock shall be entitled to receive, pari passu with holders of common stock, par value $.001 per share, of the Company (the "COMMON STOCK"), all cash or in-kind dividends or distributions (including, without limitation, in the case of a distribution by the Company spin-off of limited liability company interests in the Company's subsidiary, Bioral Nutrient Delivery, LLC) on an as converted basis from time to time at any time declared, set aside, or paid by the Company in an amount that would have been received by the holders of Series A Stock (assuming, for purposes of the calculation, that the holders of Series A Stock had lawfully converted such Series A Stock into shares of Common Stock immediately prior to the record date for determining the holders of Common Stock entitled to receive such distribution at the then-applicable Series A Stock Conversion Rate), in each case only when, as and if declared by the Board, and, in the case of cash dividends, only out of funds that are legally available therefor. Such dividends shall be non-cumulative.

            2. Voting Rights. The holders of shares of Series A Stock shall not have any voting or approval rights whatsoever except as expressly set forth herein. Notwithstanding the foregoing, the Company shall not amend or modify this Certificate of Designations without the prior written consent of the holders of a majority of the then outstanding shares of Series A Stock.

            3. Liquidation Rights.

                  (a) Upon any Liquidation Event (as defined below), subject to the rights and preferences of any shares of the Company's preferred stock having liquidation rights senior to those of the Series A Stock, the assets and funds of the Company legally available for distribution to its stockholders shall be distributed ratably (the "LIQUIDATION EVENT DISTRIBUTION") among the holders of the Common Stock and Series A Stock as if such shares of Series A Stock had been converted into Common Stock at the then-applicable Series A Stock Conversion Rate immediately prior to such distribution, without any further action by the holders of such shares; provided, however, that all declared and unpaid dividends, if any, shall be paid in accordance with the provisions of Section 5(g) below; provided further, however, that the Company's obligations with respect to the Liquidation Event Distribution shall be contingent upon the delivery of the certificates evidencing such shares of Series A Stock to the Company or its transfer agent as provided below, or the notification by the holder to the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates;

                  (b) For purposes hereof, the term "LIQUIDATION EVENT" shall mean (i) any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or (ii) a transaction or series of related transactions resulting in any of the following:

                        (A)  a  sale,   lease,   transfer,   exchange  or  other
disposition of all or substantially all the assets of the Company;

                              (B) a  merger  (with or into  any  other  entity),
consolidation, sale or reorganization.

                              (C) the  transfer by one or more  stockholders  of
the Company of securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company.

                  (c) Upon the occurrence of any Liquidation Event that would involve the distribution of assets other than cash with respect to the outstanding shares of Series A Stock, the amount of such distribution shall be the fair market value thereof at the time of such distribution as determined in good faith by the Board of Directors of the Company, and any securities to be distributed in such event shall be valued as follows:

                              (i) Securities not subject to investment letter or
other similar restrictions on free marketability covered by subsection (ii) hereof:

                                    (A)     if traded on a  securities  exchange
                                            or  through   the  Nasdaq   National
                                            Market  or Nasdaq  SmallCap  Market,
                                            the value  shall be deemed to be the
                                            average of the closing  sales prices
                                            of the  securities  on such exchange
                                            over the 30-day  period ending three
                                            (3)  business   days  prior  to  the
                                            closing;

                                    (B)     if actively traded over-the-counter,
                                            the value  shall be deemed to be the
                                            average of the  closing  sale prices
                                            (whichever is  applicable)  over the
                                            30-day   period   ending  three  (3)
                                            business  days prior to the closing;
                                            and

                                    (C)     if there is no active public market,
                                            the value  shall be the fair  market
                                            value    thereof,    as   reasonably
                                            determined by the Board of Directors
                                            of the Company in good faith.

                              (ii) The method of valuation of securities subject
to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as provided in clauses (A), (B) or (C) of subsection (i) of this subsection (c), to reflect the adjusted fair market value thereof, as reasonably determined by the Board of Directors of the Company in good faith.

            4. Redemption. There shall be no obligation on the part of the Company to redeem any shares of Series A Stock nor on the part of any holder thereof to submit any such shares for redemption.

            5. Conversion Rights. The holders of Series A Stock shall have the following rights with respect to the conversion of Series A Stock into shares of Common Stock:

                  (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, all (but not less than all; provided, however that, in the event a holder of Series A Stock is prevented from converting all of its shares of Series A Stock into Common Stock as a result of the limitation referred to in Section 5(p) below, such holder (i) may immediately convert the maximum number of shares of Series A Stock permitted to be converted thereunder (all but not less than all) and (ii) shall be entitled to convert the balance of such shares of Series A Stock into Common Stock upon the Company's obtaining the requisite stockholder approval) of the shares of Series A Stock held by the holders thereof may be converted, at the individual option of each such holder, into fully-paid and non-assessable shares of Common Stock at any time following (but not prior to) the earliest to occur of:

                        (i) on thirty (30) days written notice by such holder to the Company following the occurrence of the Conversion Event;

                        (ii)  the  first  approval  by the  U.S  Food  and  Drug
Administration for the marketing and sale by the Company or any of its subsidiaries of any of the following products: Emezine, BEMA-Fentanyl, BEMA-Sumitriptan or any product which primarily incorporates technology similar to the foregoing for the buccal delivery of pharmaceuticals ("FDA APPROVAL"); or

                        (iii) August [ ], 2009,

            The  number of shares of Common  Stock to which a holder of Series A
Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series A Stock Conversion Rate (as defined below) then in effect by the number of shares of Series A Stock being converted.

            As used herein, the term "CONVERSION EVENT" shall mean the failure of the Company to provide at least $3,000,000 (which amount shall not be subject to surrender or repayment) to the surviving entity (the "SURVIVING ENTITY") in that certain merger of Arius Pharmaceuticals, Inc. ("ARIUS") with and into Arius Acquisition Corp., a wholly-owned subsidiary of the Company ("MERGER SUB") as required to: (i) pay Atrix Laboratories, Inc. ("ATRIX") $1,000,000 by August 24, 2004 pursuant to the terms of that certain license agreement between Arius and Atrix and (ii) fund, in a total amount of no less than $2,000,000, the operations of the Surviving Entity in accordance with the Business Plan (as defined in that certain Agreement and Plan of Merger and Reorganization, dated August 10, 2004, among the Company, Arius, Merger Sub, Mark A. Sirgo ("SIRGO"), and Andrew L. Finn ("FINN"), subject to any changes to such Business Plan mutually agreed upon by the Company and Sirgo.

                  (b) Termination Conversion.

                        (i) Upon termination by the Company of Sirgo's employment with the Company without Good Cause (as that term is defined in, and otherwise in accordance with, that certain Employment Agreement between Sirgo and the Company, dated August [ ], 2004 (the "SIRGO AGREEMENT")) or the termination of such employment by Sirgo for Good Reason (as defined in the Sirgo Agreement), in either case prior to an FDA Approval, all (but not less than all, subject to any limitations on the extent of such conversion under Section 5(p) below) of the shares of Series A Stock held by Sirgo may be converted, at the option of Sirgo, into fully-paid and non-assessable shares of Common Stock at any time thereafter.

                        (ii) Upon termination by the Company of Finn's employment with the Company without Good Cause (as that term is defined in, and otherwise in accordance with, that certain Employment Agreement, dated August [ ], 2004 between Finn and the Company (the "FINN AGREEMENT")) or termination of such employment by Finn for Good Reason (as defined in the Finn Agreement), prior to an FDA Approval in either case, all (but not less than all, subject to any limitations on the extent of such conversion under Section 5(p) below) of the shares of Series A Stock held by Finn may be converted, at the option of Finn, into fully-paid and non-assessable shares of Common Stock at any time thereafter.

            The  number of shares of Common  Stock to which a holder of Series A
Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series A Stock Conversion Rate (as defined below) then in effect by the number of shares of Series A Stock being converted.

                  (c) Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Stock (the "SERIES A STOCK CONVERSION RATE") shall be the quotient obtained by dividing the Series A Stock Original Issue Price by the Series A Stock Conversion Price (as defined below). The "SERIES A ORIGINAL ISSUE PRICE" shall be Four Dollars and Twenty-Five Cents ($4.25) per share.

                  (d) Conversion Price. The conversion price for Series A Stock (the "SERIES A STOCK CONVERSION PRICE") shall initially be Four Dollars and Twenty-Five Cents ($4.25) per share, which is equal to one hundred percent 100% of the Series A Original Issue Price. Such initial Series A Stock Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to Series A Stock Conversion Price herein shall mean the Series A Stock Conversion Price as so adjusted.

                  (e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

                  (f) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (g) Notices.  Any notice  required by the  provisions  of this
Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                  (h) Mechanics of Conversion. Each holder of Series A Stock who converts the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for Series A Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Stock being converted, which shall be no less than all of the shares of Series A Stock held by the holder. Thereupon, or, with respect to any voluntary conversion of Series A Stock following a Conversion Event, but prior to the occurrence of any other condition permitting voluntary conversion of a holder's Series A Stock under
Section 5(a) or Section 5(b), no sooner than thirty (30) days following notice from such holder regarding such conversion, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Stock to be converted, or, with respect to any voluntary conversion of Series A Stock following a Conversion Event, but prior to the occurrence of any other condition permitting voluntary conversion of a holder's Series A Stock under
Section 5(a) or Section 5(b), on the date thirty (30) days following notice from such holder regarding such conversion, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (i) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Series A Stock is issued (the "SERIES A ORIGINAL ISSUE DATE") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of Series A Stock, the Series A Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of Series A Stock, the Series A Stock Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (j) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Series A Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Stock Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Stock Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Stock Conversion Price shall be adjusted pursuant to this Section 5(i) to reflect the actual payment of such dividend or distribution.

                  (k) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Series A Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of Series A Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series A Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of Series A Stock or with respect to such other securities by their terms.

                  (l) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series A Original Issue Date, the shares of Common Stock issuable upon the conversion of Series A Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series A Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  (m) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Series A Original Issue Date, there is a capital reorganization of Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5 or (ii) a Liquidation Event, as defined in Section 3 above), as a part of such capital reorganization, provision shall be made so that the holders of Series A Stock shall thereafter be entitled to receive upon conversion of Series A Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A Stock after the capital reorganization to the end that the provisions of this
Section 5 (including adjustment of the Series A Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                  (n) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of Series A Stock, if Series A Stock is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series A Stock Conversion Price at the time in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Stock.

                  (o)  Notices  of  Record  Date.  Upon:  (i) any  taking by the
Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other entity, or any transfer of all or substantially all of the assets of the Company or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Stock at least ten (10) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such acquisition, reorganization, reclassification, transfer, consolidation, merger, asset transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, consolidation, merger, asset transfer, dissolution, liquidation or winding up.

                  (p) 19.99% Limitation. Notwithstanding anything in this Certificate of Designations to the contrary, if, at the time that any shares of Series A Stock are converted pursuant to the terms hereof, the Common Stock is listed for quotation on The Nasdaq SmallCap Market or The Nasdaq National Market (collectively, "NASDAQ"), then, without the prior approval of the Company's stockholders in accordance with the rules of Nasdaq, in no event shall the Company issue shares of Common Stock upon conversion of the Series A Stock to the extent that the total aggregate number of shares of Common Stock issued or deemed to be issued at any time to any holder or all holders of Series A Stock would exceed 19.99% of the issued and outstanding shares of Common Stock immediately prior to the effective time of the merger of Arius Pharmaceuticals, Inc., a Delaware corporation, with and into Arius Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company.

                  6. No  Reissuance  of  Series A Stock.  No share or  shares of
Series A Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued. In addition, this Certificate of Designations shall be appropriately amended to effect the corresponding reduction in the Company's authorized stock.

                  7. No Preemptive Rights. No stockholders of the Company, including, without limitation, the holders of Series A Stock, shall have preemptive rights.



                  [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series A Non-Voting Convertible Preferred Stock to be duly executed by its President and Chief Executive Officer and attested to by its Secretary on this ____ day of August, 2004.


                                        BIODELIVERY SCIENCES INTERNATIONAL, INC.



                                        By:
                                            ------------------------------------
                                            Name: Francis E. O'Donnell, Jr.
                                            Title:  President and Chief
                                                    Executive Officer

ATTEST:



------------------------------
James A. McNulty, Secretary